Exhibit 3.5

NOTICE OF SPECIAL MEETING

and

MANAGEMENT INFORMATION CIRCULAR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, FEBRUARY 15, 2017

JANUARY 11, 2017

This Notice of Meeting and Management Information Circular (the “Information Circular”) contains certain forward-looking information within the meaning of applicable Canadian Securities Laws (as defined in the Glossary attached hereto). Readers should review the cautionary statement set out under the heading “Cautionary Statements – Forward-Looking Statements” in this Information Circular.

Shareholders of Total Energy Services Inc. (the “Corporation”) should carefully consider the matters described under the heading “Risk Factors” in this Information Circular and “Risk Factors Relating to Savanna” in Appendix B to this Information Circular for a discussion of various risk factors they should consider in voting their common shares of the Corporation.

This Information Circular contains a summary of the Offer (as defined in the Glossary attached hereto) and is qualified in its entirety by the more detailed information contained in the Offer and Bid Circular (as defined in the Glossary attached hereto) and the letter of transmittal and notice of guaranteed delivery that were provided with the Offer and Bid Circular. Each of these documents are available under Savanna’s profile on SEDAR (as defined in the Glossary attached hereto) at www.sedar.com and the Corporation’s website at www.totalenergy.ca/savannaoffer. You should read each of these documents in their entirety. See “Matters to be Considered at the Meeting – Issuance Resolution – The Offer”.

This Information Circular does not constitute an offer to sell or a solicitation of an offer to purchase any securities of the Corporation or Savanna (as defined in the Glossary attached hereto) or the solicitation of a proxy by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation. The Offer is only made pursuant to the Offer and Bid Circular filed with the Securities Regulatory Authorities (as defined in the Glossary attached hereto) and pursuant to registration or qualification under the securities laws of any other jurisdiction. Neither the delivery of this Information Circular nor any distribution of the securities referred to in this Information Circular will, under any circumstances, create an implication that there has been no change in the information set out herein since the date as of which such information is given in this Information Circular.

Except as otherwise noted in this document, the information concerning Savanna has been taken from, or is based upon, publicly available information filed by Savanna with Securities Regulatory Authorities and other public sources available as of January 9, 2017. Savanna has not reviewed this Information Circular and has not confirmed the accuracy and completeness of the information concerning Savanna set out herein. See “Cautionary Statements – Notice Regarding Savanna Information”.

No person (including, in respect of the Offer, the depositary for the Offer, the Corporation’s information agent or any dealer manager or any soliciting dealer) has been authorized to give any information or make any representation on behalf of the Corporation or any of its Affiliates (as defined in the Glossary attached hereto) in connection with the Meeting (as defined herein), the Issuance Resolution (as defined in the Glossary attached hereto), the Offer or any other matters described in this Information Circular other than those statements and representations contained in this Information Circular and those statements and representations contained in the Offer and Bid Circular or the letter of transmittal that was provided with the Offer and Bid Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Corporation, the depositary for the Offer, the Corporation’s information agent or any dealer manager or any soliciting dealer.

Shareholders should not construe the contents of this Information Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters which pertain to their individual circumstances.

Information contained in this Information Circular is given as of January 9, 2017, unless otherwise specifically stated. The Corporation does not undertake to update any such information except as required by applicable Canadian Securities Laws.

LETTER TO SHAREHOLDERS

January 11, 2017

Dear Shareholders:

You are invited to attend a special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “Common Shares”) of Total Energy Services Inc. (the “Corporation”), which is to be held at the offices of Bennett Jones LLP (Suite 4500, 855 – 2nd Street S.W., Calgary, Alberta) on Wednesday, February 15, 2017 at 2:00 p.m. (Calgary Time). At the Meeting, you will be asked to consider and, if thought advisable, pass an ordinary resolution (the “Issuance Resolution”) approving the issuance of up to 30,920,000 Common Shares to the holders (the “Savanna Common Shareholders”) of common shares (the “Savanna Common Shares”) of Savanna Energy Services Corp. (“Savanna”) in connection with the offer (the “Offer”) made by the Corporation to the Savanna Common Shareholders to purchase all of the Savanna Common Shares.

On December 9, 2016, the Corporation formally commenced the Offer to purchase all of the Savanna Common Shares, including any Savanna Common Shares that may become issued and outstanding (including upon the exercise, exchange of conversion of any securities convertible into, or exchangeable or exercisable for, Savanna Common Shares or otherwise evidencing a right to acquire any Savanna Common Shares or other securities of Savanna) after December 9, 2016 but prior to 11:59 p.m. (Pacific Time) on March 24, 2017, unless the Offer is accelerated or extended by the Corporation or withdrawn by the Corporation. Savanna Common Shareholders who accept the Offer will be entitled to receive, in exchange for their Savanna Common Shares, 0.1300 of a Common Share per Savanna Common Share. This exchange ratio is fixed and unless the Offer is amended or varied by the Corporation, will not be adjusted to reflect changes in the prices for Savanna Common Shares or the Common Shares prior to the expiry time of the Offer.

Under the policies of the Toronto Stock Exchange (the “TSX”), in order for the Corporation to issue Common Shares to the Savanna Common Shareholders in connection with the Offer, the Issuance Resolution must be approved by a majority of votes cast by Shareholders present in person or by proxy at the Meeting. The TSX has conditionally approved the listing of the Common Shares to be issued by the Corporation under the Offer. Such listing is subject to the Corporation fulfilling all of the listing requirements of the TSX. As at the date hereof, it is expected that the Corporation will, subject to any future issuance of Savanna Common Shares or securities convertible or exchangeable into Savanna Common Shares, issue approximately 15,835,852 Common Shares under the Offer, which represents approximately 51.21% of the number of Common Shares currently issued and outstanding (calculated on a non-diluted basis).

The Board of Directors of the Corporation believes that consolidation within the North American energy services industry is required in order to better compete in an increasingly global, diversified and competitive energy market, regardless of whether a sustained industry recovery is underway or not. The difficult industry conditions experienced over the past two years have exposed overcapacity, inefficiency and excess indebtedness within the energy services industry and highlights the need for consolidation under experienced and disciplined management that is aligned with shareholders through meaningful equity ownership. The combination of Savanna and the Corporation on the terms proposed by the Offer represents a unique opportunity to achieve industry consolidation and economies and efficiencies of scale under a proven management team with a track record of creating sustainable shareholder value. Upon completion of the acquisition of Savanna, the Board of Directors and management of the Corporation are committed to continuing to exercise the focus and discipline that are required to ensure shareholders, both existing and new, will benefit from this transaction going forward.

The Board of Directors of the Corporation unanimously recommends that Shareholders vote FOR the Issuance Resolution.

The accompanying Management Information Circular contains a description of the Offer, Savanna and certain risk factors associated with the Offer and the issuance of the Common Shares under the Offer. Please give this material your careful consideration; should you require assistance, please consult your financial, legal, tax or other professional advisors.

We look forward to seeing you at the Meeting.

Yours very truly,

(signed) “Daniel K. Halyk”

Daniel K. Halyk

President and Chief Executive Officer

TOTAL ENERGY SERVICES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held Wednesday, February 15, 2017

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “Common Shares”) of Total Energy Services Inc. (the “Corporation”) will be held at the offices of Bennett Jones LLP, Suite 4500, 855 – 2nd Street S.W., Calgary, Alberta on Wednesday, February 15, 2017 at 2:00 p.m. (Calgary Time), for the following purposes:

(a)	to consider and, if thought advisable, pass, with or without variation, an ordinary resolution (the “Issuance Resolution”), the full text of which is set out in Appendix A to this Notice of Meeting and Management Information Circular (in this Notice of Meeting, the “Notice and Circular”), approving the issuance of up to 30,920,000 Common Shares to the holders (the “Savanna Common Shareholders”) of common shares (the “Savanna Common Shares”) of Savanna Energy Services Corp., in connection with the offer (the “Offer”) made by the Corporation to the Savanna Common Shareholders to purchase all of the Savanna Common Shares, all as more particularly described in this Notice and Circular; and

(b)	to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

Additional information concerning the Issuance Resolution is set out in this Notice and Circular. Only Shareholders of record at the close of business on January 11, 2017 are entitled to receive notice of and to attend the Meeting, or any adjournment or adjournments thereof, and to vote thereat.

Your participation at the Meeting is important. If you are a registered Shareholder (i.e., you hold your Common Shares directly in your name and not through a broker or other intermediary), you may attend the Meeting in person and vote your Common Shares on any motions made at the Meeting. Alternatively, you may appoint a proxyholder to vote your Common Shares at the Meeting on your behalf. If you do not expect to attend the Meeting in person and would like your Common Shares to be voted, please complete a form of proxy (to appoint a proxyholder) as soon as possible, following the instructions set out in this Notice and Circular and the accompanying documents. If you are a registered Shareholder and wish to complete and deposit a proxy to appoint a proxyholder, you may do so through the Internet, by telephone, by mail or by facsimile – please see the instructions set out in this Notice and Circular and the accompanying documents in that regard. To be valid, all proxies deposited by registered Shareholders must be received at the office of the registrar and transfer agent of the Corporation, Computershare Trust Company of Canada (Attention: Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1) not later than 2:00 p.m. (Calgary Time) on February 13, 2017 or 48 hours (excluding Saturdays, Sundays and holidays) preceding any adjournment of the Meeting.

If you are a non-registered (beneficial) Shareholder (i.e., your Common Shares are not registered directly in your name, but are held through a broker or other intermediary), you must use the voting instruction form provided to you to vote your Common Shares at the Meeting. Instructions respecting the use of voting instruction forms is set out in this Notice and Circular and in the accompanying documents. Please note that if you are a non-registered (beneficial) Shareholder and you wish to attend the Meeting in person and vote Common Shares beneficially owned by you, you must arrange to appoint yourself as proxyholder, following the instructions set out in this Notice and Circular and in the accompanying documents.

Dated at the City of Calgary, in the Province of Alberta, this 11th day of January, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Cam Danyluk”

Cam Danyluk

Vice President, Legal, General Counsel and Corporate Secretary

SPECIAL MEETING OF THE SHAREHOLDERS OF TOTAL ENERGY SERVICES INC.

MANAGEMENT INFORMATION CIRCULAR

GENERAL

This Management Information Circular (the “Information Circular”) is furnished in connection with the solicitation, by the management (the “Management”) of Total Energy Services Inc. (the “Corporation”), of proxies to be used at the special meeting (the “Meeting”) of the holders (the “Shareholders”) of outstanding common shares (the “Common Shares”) of the Corporation, which is to be held at the time and place and for the purposes set out in the accompanying notice of meeting (the “Notice of Meeting”) and this Information Circular.

This Information Circular does not constitute an offer to sell or a solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation. The Offer is only made pursuant to the Offer and Bid Circular filed with the Securities Regulatory Authorities and pursuant to registration or qualification under the securities laws of any other jurisdiction. Neither the delivery of this Information Circular nor any distribution of the securities referred to in this Information Circular will, under any circumstances, create an implication that there has been no change in the information set out herein since the date as of which such information is given in this Information Circular.

In this Information Circular, unless the context otherwise requires or unless defined elsewhere herein, capitalized terms shall have the meanings set out in Appendix D to this Information Circular.

No person (including, in respect of the Offer, the depositary for the Offer, the Corporation’s information agent or any dealer manager or any soliciting dealer) has been authorized to give any information or make any representation on behalf of the Corporation or any of its Affiliates in connection with the Meeting, the Issuance Resolution, the Offer or any other matters described in this Information Circular other than those statements and representations contained in this Information Circular and those statements and representations contained in the Offer and Bid Circular or the letter of transmittal that was provided with the Offer and Bid Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Corporation, the depositary for the Offer, the Corporation’s information agent or any dealer manager or any soliciting dealer.

Information contained in this Information Circular is given as of January 9, 2017, unless otherwise specifically stated. The Corporation does not undertake to update any such information except as required by applicable Canadian Securities Laws. All references in this Information Circular, including the appendices hereto, to “$” means Canadian dollars and to “US$” mean United States dollars.

VOTING AND PROXIES

Solicitation of Proxies

Solicitation of proxies will be primarily by mail, but may also be undertaken by way of telephone, newspaper advertisement, facsimile, e-mail or oral communication by the directors, officers and employees of the Corporation, at no additional compensation. All costs associated with the solicitation of proxies by or on behalf of Management will be paid by the Corporation.

Appointment and Revocation of Proxies

Daniel K. Halyk is an officer and director of the Corporation and Yuliya Gorbach is an officer of the Corporation. A Shareholder has the right to appoint a person as proxyholder (who need not be a Shareholder), other than Daniel K. Halyk or Yuliya Gorbach, to represent the Shareholder at the Meeting. To exercise that right, the

Shareholder should strike out the names of Daniel K. Halyk and Yuliya Gorbach on the accompanying instrument of proxy (the “Instrument of Proxy”) and insert the name of the other person in the blank space provided on that Instrument of Proxy. Alternatively, a Shareholder may complete another appropriate form of proxy. The Shareholder should notify the proxyholder of his or her appointment and instruct the proxyholder on how the Common Shares are to be voted. A proxy will not be valid unless it is received by the transfer agent of the Common Shares, Computershare Trust Company of Canada (Attention: Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1). To be valid, a proxy must be received by Computershare Trust Company of Canada not later than 2:00 p.m. (Calgary Time) on February 13, 2017 or 48 hours (excluding Saturdays, Sundays and holidays) preceding any adjournment of the Meeting.

A Shareholder who has signed and returned a proxy may revoke that proxy: (a) by signing a proxy bearing a later date and depositing such proxy with Computershare Trust Company of Canada, at its address set out above, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of the Meeting or any adjournment thereof; (b) as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by depositing a written notice of revocation with Computershare Trust Company of Canada, at its address set out above, or at the registered office of the Corporation, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof or by delivering the notice of revocation to the Chairman of the Meeting; (c) by attending the Meeting and voting the Common Shares subject to the applicable proxy; or (d) in any other manner permitted by law.

Voting of Proxies

On any ballot that may be called for at the Meeting, the management designees named in the accompanying Instrument of Proxy will vote or withhold from voting the Common Shares in respect of which they are appointed in accordance with the direction of the Shareholder appointing them, and if the Shareholder specifies a choice with respect to any matter to be acted upon, the applicable Common Shares will be voted accordingly. In the absence of such direction, the management designees named in the accompanying Instrument of Proxy intend to vote the relevant Common Shares FOR the approval of the Issuance Resolution, all as more particularly described in this Information Circular.

Exercise of Discretion by Proxyholders

The accompanying Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations of the matters identified in the Notice of Meeting and any other matters that may properly be brought before the Meeting. As at the date of this Information Circular, Management knows of no such amendment, variation or other matter to be brought before the Meeting. If other matters are properly brought before the Meeting, it is the intention of the management designees named in the accompanying Instrument of Proxy to exercise the voting rights attached to the applicable Common Shares in their best judgment pursuant to the discretionary authority conferred by such proxy with respect to such matters.

Notice to Beneficial Holders of Common Shares

The information set out in this section is of significant importance to many Shareholders, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (the “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation (as maintained by the registrar and transfer agent of the Corporation) as registered holders of Common Shares can be recognized and acted upon at the Meeting.

If Common Shares are listed in an account statement provided to a Shareholder by a broker, investment dealer, bank, trust company, trustee, nominee or other intermediary (each, an “Intermediary”) then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of the Corporation. Such Common Shares will more likely be registered under the name of the Intermediary or an agent of the Intermediary.

In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by Intermediaries or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. The majority of Common Shares held in the United States are registered in the name of Cede & Co. (the registration name for Cede and Company, which acts as nominee for many U.S. brokerage firms). Without specific instructions, Intermediaries and their nominees are prohibited from voting Common Shares for clients. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person well in advance of the Meeting and should contact their Intermediary promptly if assistance is required.

Applicable Canadian regulatory policy requires Intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings. Each Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure their Common Shares are voted at the Meeting. Often, the voting instruction form (the “Voting Instruction Form”) supplied to a Beneficial Shareholder by its Intermediary is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder (the Intermediary) how to vote on behalf of the Beneficial Shareholder. The majority of Intermediaries now delegate responsibility for obtaining voting instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a machine-readable Voting Instruction Form in lieu of the applicable form of proxy. The Beneficial Shareholder is requested to complete and return the Voting Instruction Form to Broadridge by mail or facsimile. Alternatively, the Beneficial Shareholder can call a toll-free telephone number or use the internet to provide voting instructions in respect of the Common Shares held by the Beneficial Shareholder. Broadridge then tabulates the results of all voting instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a Voting Instruction Form cannot use that Voting Instruction Form to vote Common Shares directly at the Meeting. The Voting Instruction Form must be returned as directed by Broadridge (or voting instructions must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the applicable Common Shares voted at the Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her/its Intermediary, a Beneficial Shareholder may attend at the Meeting as a proxyholder for the registered shareholder and vote such Beneficial Shareholder’s Common Shares in that capacity. If a Beneficial Shareholder wishes to attend the Meeting and vote such Beneficial Shareholder’s own Common Shares, a Beneficial Shareholder must do so as proxyholder for the registered Shareholder. To do so, such Beneficial Shareholders should contact their Intermediary well in advance of the Meeting and make appropriate arrangements.

Record Date and Entitlement to Voting

The close of business (Calgary Time) on January 11, 2017 (the “Record Date”) has been established by the Board of Directors as the record date for purposes of determining Shareholders entitled to receive notice of and to attend and vote at the Meeting. Each Shareholder of record at the close of business on the Record Date is entitled to receive notice and to attend and vote at the Meeting, except to the extent that: (a) the Shareholder has transferred any of his/her/its Common Shares after the Record Date; and (b) the transferee of those Common Shares produces properly endorsed share certificates representing such Common Shares or otherwise establishes that he/she/it owns the Common Shares, and demands, not later than ten (10) days before the Meeting, that his/her/its name be included in the list of Shareholders, in which case the transferee will be entitled to vote the Common Shares at the Meeting or any adjournment thereof.

In the case of Common Shares that are registered jointly in the names of more than one person, any one of such persons may vote the Common Shares at the Meeting in person or by proxy. If, however, more than one of them is present at the Meeting, in person or by proxy, and such joint owners (or the applicable proxyholders) disagree as to any vote to be cast, the joint owner present (or represented by proxy) whose name appears first in the register of Shareholders maintained by the transfer agent of the Common Shares will be entitled to cast such vote.

Each Common Share carries the right to one (1) vote on any motion properly brought before the Meeting.

COMMON SHARES AND PRINCIPAL HOLDERS

As at January 9, 2017, there were 30,920,000 Common Shares issued and outstanding. To the knowledge of the directors and officers of the Corporation, as at the date hereof, no person beneficially owns, directly or indirectly, or exercises control or direction over, Common Shares entitled to more than 10% of the votes that may be cast at the Meeting, except as follows:

Name	Number of Common Shares	Percentage of Outstanding Common Shares
Burgundy Asset Management Ltd.(1)	4,549,252	14.71%
Fidelity(2)	4,332,350	14.01%

Notes:

1.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed on SEDAR on November 9, 2016.
2.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed on SEDAR on January 9, 2014 (the “Fidelity Corporation Early Warning Report”). Shareholders are referred to the Fidelity Corporation Early Warning Report, which identifies the identities of the entities comprising Fidelity and their respective addresses.

Information as to Common Shares beneficially owned is not within the knowledge of the Corporation and information as to beneficial ownership of Common Shares set out in this Information Circular has been obtained from third party sources.

MATTERS TO BE CONSIDERED AT THE MEETING

The business of the Meeting is to: (i) consider and, if thought advisable, pass the Issuance Resolution; and (ii) conduct any other business that may be properly brought before the Meeting.

Issuance Resolution

In connection with the Offer and for the reasons set out below, at the Meeting, Shareholders will be asked to consider and, if thought advisable, pass the Issuance Resolution, the full text of which is set out in Appendix A to this Information Circular.

Unless otherwise directed, the management designees named in the accompanying form of proxy intend to vote FOR the approval of the Issuance Resolution.

The Offer

On December 9, 2016, the Corporation formally commenced the Offer to purchase all of the Savanna Common Shares, including any Savanna Common Shares that may become issued and outstanding (including upon the exercise, exchange or conversion of any Savanna Convertible Securities) after December 9, 2016, but prior to the Expiry Time, unless the Offer is withdrawn by the Corporation.

Shareholders are encouraged to read the Offer and Bid Circular which is available under Savanna’s profile on SEDAR at www.sedar.com or by accessing the Corporation’s website at www.totalenergy.ca/savannaoffer.

The Offer is open for acceptance until 11:59 p.m. (Pacific Time) on March 24, 2017, unless the Offer is accelerated or extended by the Corporation or withdrawn by the Corporation. Savanna Common Shareholders who accept the Offer will be entitled to receive, in exchange for their Savanna Common Shares, 0.1300 of a Common Share per Savanna Common Share. The Exchange Ratio is fixed and unless the Offer is amended or varied by the Corporation, will not be adjusted to reflect changes in the prices for Savanna Common Shares or Common Shares prior to the Expiry Date.

The Offer is subject to certain customary conditions, including, among other things, (i) more than 66 2/3% of the Savanna Common Shares (calculated on a fully-diluted basis) held by Common Shareholders who are not Interested Common Shareholders having been validly tendered under the Offer and not withdrawn, (ii) receipt of all domestic and foreign governmental, regulatory and third party approvals that the Corporation considers necessary or desirable in connection with the Offer, (iii) there not having occurred (in the judgment of the Corporation) any Material Adverse Change in respect of Savanna, (iv) Savanna shall not have taken certain actions that could (in the judgment of the Corporation) impair the ability of the Corporation to acquire Savanna Common Shares or materially diminish the economic value to the Corporation of the acquisition of Savanna, and (v) the terms and conditions of the Savanna financing transactions (the “Savanna Financings”) described in its November 22, 2016 and November 28, 2016 news releases are consistent with what has been publicly disclosed by Savanna and those transactions do not give rise to obligations or liabilities of Savanna that would constitute a Material Adverse Change (in the judgment of the Corporation).

In addition, under the rules of the TSX, the approval of the Shareholders will be required to permit the Corporation to issue the Common Shares to be distributed in connection with the Offer. The Offer cannot be completed without Shareholder approval of the Issuance Resolution.

Savanna Energy Services Corp.

According to the information contained in the directors’ circular of Savanna dated December 23, 2016 (the “Savanna Directors’ Circular”), Savanna provides drilling, well servicing and oilfield equipment rentals through its wholly-owned operating subsidiaries and partially owned limited partnerships in Canada, the United States and Australia. The business of Savanna is conducted in three main areas:

1.	Contract drilling is conducted through Savanna Drilling Limited Partnership in Canada, Savanna Drilling LLC in the United States and Savanna Energy Services Pty Ltd. (“Savanna Australia”) in Australia.

2.	Well servicing is conducted through Savanna Well Servicing Inc. in Canada, Savanna Well Servicing Corp. in the United States and Savanna Australia in Australia.

3.	Oilfield equipment rentals are conducted through D&D Oilfield Rentals Corp. in Canada and Savanna Australia in Australia.

In addition, according to the Savanna Directors’ Circular, Savanna, through its subsidiaries, currently has partnerships with eight Aboriginal communities to provide oilfield services to the oil and natural gas industry in Western Canada.

Shareholders should refer to Appendix B to this Information Circular for further information concerning Savanna.

Except as otherwise indicated herein, the information concerning Savanna contained in this Information Circular, including in Appendix B to this Information Circular, has been taken from, or is based upon, publicly available information filed by Savanna with various Securities Regulatory Authorities in Canada and other public sources available as at January 9, 2017. As of such date, the Corporation has not had access to the non-public books and records of Savanna and the Corporation is not in a position to independently assess or verify certain of the information in Savanna’s publicly filed documents, including its financial statements. Savanna has not reviewed this document and has not confirmed the accuracy and completeness of the information concerning Savanna contained herein. While the Corporation has no reason to believe that such information is inaccurate or incomplete, the Corporation has no means of verifying the accuracy or completeness of any information contained herein that is derived from publicly available information regarding Savanna or whether there has been any failure by Savanna to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information. Neither the Corporation, nor any of the directors or officers of the Corporation, assumes any responsibility for the accuracy or completeness of such information or any failure by Savanna to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Corporation or such persons.

Change of Control Obligations

In its November 28, 2016 news release and in Savanna Directors’ Circular, Savanna indicated that Alberta Investment Management Corporation (“AIMCo”) will not consent to the change of control of Savanna that will result from the successful completion of the Offer. To the knowledge of the Corporation, AIMCo itself has not made a public statement with respect to the exercise of change of control rights under the credit agreement entered into between Savanna and AIMCo (the “Savanna Credit Agreement”) in relation to the $200 million second lien senior secured credit facility (the “AIMCo Debt Facility”) and the Corporation has not yet had an opportunity to confirm, with AIMCo, its intentions with respect to Savanna if the Offer is successfully completed. The Corporation will look to meet with representatives of AIMCo in the near future to obtain clarification in that regard. Among other things, the Corporation wishes to determine whether the position attributed to AIMCo by Savanna in the November 28, 2016 news release disseminated by Savanna and in the Savanna Directors’ Circular represents a considered, final position of AIMCo or an effort on the part of AIMCo to preserve all rights under the Savanna Credit Agreement and not be seen to have implicitly waived the application of the change of control provisions included in the Savanna Credit Agreement by closing the AIMCo Debt Facility in the face of a known change of control possibility.

The Corporation also understands that the agreements governing approximately $107.1 million of Savanna’s 7.00% senior unsecured notes due May 25, 2018 (the “Savanna Senior Notes”) also contain change of control provisions, which will require Savanna to offer to purchase the outstanding Savanna Senior Notes following a change of control of Savanna, at a price equal to 101% of the aggregate principal amount of the outstanding Savanna Senior Notes, plus accrued and unpaid interest. The Corporation will also look to meet with representatives of the holders of the Savanna Senior Notes to determine whether those noteholders will require Savanna to repurchase the Savanna Senior Notes if the Offer is successfully completed.

If the Offer is successfully completed and AIMCo determines to exercise rights available to it under the Savanna Credit Agreement to require repayment of amounts outstanding under the AIMCo Debt Facility, the Corporation expects that it will need to arrange financing to fund repayment by Savanna of those amounts. As well, if the Offer is successfully completed and the holders of Savanna Senior Notes determine to exercise rights available to them to require Savanna to repurchase the outstanding Savanna Senior Notes, as noted above, the Corporation expects that it will need to arrange financing to fund the purchase of the Savanna Senior Notes by Savanna. The Corporation has had preliminary discussions with, and has received indicative term sheets from, various sources of financing and believes that funding (the “Replacement Financing”) sufficient to enable it to fund the repayment of amounts outstanding under the AIMCo Debt Facility and the repurchase of the Savanna Senior Notes, as noted above, is available on acceptable terms. Accordingly, the Offer is not subject to a financing condition, as noted in the Offer and Bid Circular. To date, the Corporation has not entered into any definitive commitments with respect to the Replacement Financing and does not plan to do so unless and until it is determined by the Corporation that Replacement Financing is necessary or desirable. However, there can be no assurance that the Replacement Financing will be available on terms acceptable to the Corporation. See “Risk Factors – Access to Additional Financing” in this Information Circular.

Reasons for the Offer

The Board of Directors of the Corporation believes that consolidation within the North American energy services industry is required in order to better compete in an increasingly global, diversified and competitive energy market, regardless of whether a sustained industry recovery is underway or not. The difficult industry conditions experienced over the past two years have exposed overcapacity, inefficiency and excess indebtedness within the energy services industry and highlights the need for consolidation under experienced and disciplined management that is aligned with shareholders through meaningful equity ownership. The combination of Savanna and the

Corporation on the terms proposed by the Offer represents a unique opportunity to achieve industry consolidation and economies and efficiencies of scale under a proven management team with a track record of creating sustainable shareholder value. Upon completion of the acquisition of Savanna, the Board of Directors and Management of the Corporation are committed to continuing to exercise the focus and discipline that are required to ensure shareholders, both existing and new, will benefit from this transaction going forward.

The Corporation believes that the consideration offered by it for the Savanna Common Shares is a full and fair price for the Savanna Common Shares that it proposes to purchase under the Offer. The Corporation has identified the following benefits, among others, which are expected in connection with the completion of the Offer:

•	The Corporation expects that a combination with Savanna will give rise to operational efficiencies. The Corporation is of the view that current challenging industry conditions and resultant customer expectations require the North American energy services industry to pursue opportunities to achieve material operating synergies and cost efficiencies as well as fleet rationalization and decommissioning of non-competitive equipment so as to operate in an increasingly competitive global energy market. The Corporation believes the combination of Savanna and the Corporation presents a compelling opportunity to achieve meaningful synergies and cost efficiencies and to decommission older, less efficient equipment. Through the elimination of duplicate public company expenses and consolidation of head office and North American field operations, the Corporation estimates that at least $10 million of annual cost savings can be realized over time. The combination would create a diversified business, which will have a significant market presence in drilling, well servicing, oilfield rentals and transportation and compression and process equipment manufacturing, allowing for, what Management anticipates, is a competitive advantage across multiple service lines. The combination of the drilling rig fleets of Savanna and the Corporation would result in the second largest fleet in Canada and Management believes that a combination would give rise to various operational and marketing efficiencies. If the Offer is successful, the Corporation anticipates integrating Savanna’s Canadian oilfield rental business into the Corporation’s existing Rentals and Transportation Services’ segment, which is expected to provide significant cost synergies. Opportunities to utilize the Corporation’s extensive owned real estate so as to achieve operating cost synergies in Savanna’s service rig business will also be explored if the Offer is successful. By leveraging key customer relationships and achieving economies and efficiencies of scale, the Corporation believes the combined business would be better positioned to compete in the current challenging environment and to capitalize on an eventual recovery of the North American and global energy services industry.

•	A larger combined entity with a lower cost of capital. The combination of Savanna and the Corporation will provide investment exposure to the energy services industry through an ownership interest in a larger and more diverse North American energy services company with international business activities, including Australia where both the Corporation and Savanna are currently active, and that is expected to be better positioned to pursue future growth opportunities.

•	Increased diversification and stability. Management of the Corporation believes the combination of the Corporation and Savanna will provide meaningful business and geographical diversification across several key oil and natural gas basins in North America and Australia.

Plans for Savanna Following the Successful Completion of the Offer

If the Offer is successful, it is anticipated that the Board of Directors of Savanna will promptly be replaced by nominees of the Corporation. Management of the Corporation would look to engage with Savanna management in an effort to retain those members of the Savanna management team who are aligned with the culture and strategy of the Corporation to assist with the future growth and development of the combined entity. The Corporation would also look to consolidate field operations to eliminate duplicate overhead costs, in particular, to leverage off of the Corporation’s extensive owned real estate portfolio. With the exception of the foregoing, the Corporation has not developed any specific proposals with respect to Savanna or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Savanna Common Shares under the Offer. The Corporation believes there is a reasonable degree of cultural and professional compatibility between the Corporation’s and Savanna’s respective employees and it is the Corporation’s intention to integrate both teams following its acquisition of Savanna.

Following the completion of the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, the Corporation intends to cause Savanna to apply to the TSX to delist the Savanna Common Shares from the TSX.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, the Corporation intends to cause Savanna to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

If the Offer is successful, the Corporation intends to conduct a detailed review of Savanna and its Subsidiaries and its corporate and capital structure to determine what changes, if any, would be desirable in light of such review and the circumstances which then exist.

Offer Consideration

If the Corporation takes up Savanna Common Shares under the Offer, each Savanna Common Shareholder will be entitled to receive 0.1300 of a Common Share in exchange for each Savanna Common Share tendered to the Offer. The Exchange Ratio is fixed and unless the Offer is amended or varied by the Corporation, will not be adjusted to reflect changes in the prices for Savanna Common Shares or Common Shares prior to the Expiry Date.

The closing price of the Savanna Common Shares on the TSX on November 23, 2016 was $1.47; the Corporation announced its intention to make the Offer after the close of markets on that date. The closing price of the Savanna Common Shares on the TSX on December 8, 2016, the last trading day prior to the announcement of the Offer, was $1.69.

The closing price of the Common Shares on the TSX on November 23, 2016 was $13.04; the Corporation announced its intention to make the Offer after the close of markets on that date. The closing price of the Common Shares on the TSX on December 8, 2016, the last trading day prior to the announcement of the Offer, was $14.00.

The Exchange Ratio was determined by using: (i) $1.45 per share for the Savanna Common Shares (being the price at which Savanna agreed to issue up to 27,950,000 Savanna Common Shares, as announced by Savanna on November 22, 2016); and (ii) the volume weighted average price of the Common Shares for the five (5) trading days following November 23, 2016 ($13.40 per Common Share), the date that the Corporation announced its intention to make the Offer. Based on these values, the consideration offered under the Offer had a value of $1.74 per Savanna Common Share.

Common Shares to be Issued under the Offer

The Corporation has made application to list the Common Shares issuable under the Offer and the TSX has conditionally approved the listing of such Common Shares. Such listing is subject to the Corporation fulfilling all of the listing requirements of the TSX, including obtaining approval of the Issuance Resolution, which is required under Section 611(c) of the TSX Company Manual since the aggregate number of Common Shares issuable under the Offer is greater than 25% of the outstanding Common Shares.

As of January 9, 2017, there were 30,920,000 issued and outstanding Common Shares, on a non-diluted basis. The Corporation understands that the aggregate number of Savanna Common Shares issued and outstanding, on a fully-diluted basis, is approximately 130,333,539, based on the Savanna Directors’ Circular.

The number of Common Shares to be issued under the Offer (the “Aggregate Consideration Shares”) will be equal to:

(a)	the Exchange Ratio, as determined on the Expiry Date of the Offer (which may be higher than 0.1300 in the event that the Board of Directors determines to amend such ratio in response to an alternative bid or other proposed transaction involving the acquisition of Savanna Common Shares by a third party)

multiplied by

(b)	the sum of:

(i)	the number of issued and outstanding Savanna Common Shares (calculated on a fully diluted basis) on the Expiry Date;

(ii)	the number of Savanna Common Shares, if any, issued by Savanna subsequent to the Expiry Date and prior to the later of the completion by the Corporation of a Subsequent Acquisition Transaction or Compulsory Acquisition (the “Interim Period”) other than to satisfy obligations under the Savanna Convertible Securities outstanding at the Expiry Date; and

(iii)	the number of Savanna Common Shares issuable upon conversion or exchange of Savanna Convertible Securities, if any, issued during the Interim Period.

Based on the Exchange Ratio and the foregoing, it is expected that the Corporation will, subject to any future issuance of Savanna Common Shares or Savanna Convertible Securities, issue approximately 15,835,852 Common Shares (the “Estimated Consideration Shares”), representing approximately 51.21% of the issued and outstanding Common Shares, calculated on a non-diluted basis, under the Offer and any Subsequent Acquisition Transaction or Compulsory Acquisition.

Based on the Exchange Ratio and the foregoing, the Corporation expects that, subject to any future issuance of Savanna Common Shares or Savanna Convertible Securities, the maximum number of Common Shares to be issued in connection with the Offer and any Subsequent Acquisition Transaction or Compulsory Acquisition is 16,943,360 Common Shares, representing approximately 54.80% of the issued and outstanding Common Shares, calculated on a non-diluted basis, and is based on the aggregate number of Savanna Common Shares issued and outstanding, on a fully-diluted basis, as of December 21, 2016 (as disclosed in the Savanna Directors’ Circular). This number assumes that all Savanna Convertible Securities, including all out-of-the-money Savanna Convertible Securities, are converted into Savanna Common Shares.

Notwithstanding the number of Estimated Consideration Shares, since: (a) during the period prior to the Corporation acquiring 100% of the Savanna Common Shares under the Offer and any Subsequent Acquisition Transaction or Compulsory Acquisition, the number of Savanna Common Shares issued and outstanding on a fully-diluted basis is subject to change as a result of factors outside the control of the Corporation; and (b) other circumstances may arise during the period the Offer is outstanding that may cause the Exchange Ratio to be amended (as determined by the Board of Directors of the Corporation), the aggregate number of Common Shares issuable under the Offer (inclusive of any Subsequent Acquisition Transaction or Compulsory Acquisition) cannot be definitively determined as at or prior to the date of the Meeting. Accordingly, in order to ensure that Issuance Resolution authorizes the issuance of an adequate number of Common Shares under all circumstances in connection with the Offer and complies with the TSX’s requirements that such resolution specify a fixed maximum number of Common Shares that the Corporation may issue under the Offer, the Issuance Resolution authorizes the approval of a number of Common Shares in an amount that significantly exceeds the Estimated Consideration Shares.

As of the date of this Information Circular, the Corporation does not expect that the Aggregate Consideration Shares will exceed the Estimated Consideration Shares by a material number, if at all.

Any increase in the number of Common Shares issuable under the Offer in excess of the Estimated Consideration Shares, up to the maximum number of Common Shares approved for issuance by the Issuance Resolution, will be at the discretion of the Corporation, and will not require further approval of the Shareholders. Accordingly, Shareholders are advised that, following the approval of the Issuance Resolution, the Corporation will be authorized to issue up to 30,920,000 Common Shares in connection with the Offer, representing 100% of the issued and outstanding Common Shares on a non-diluted basis.

Insiders of the Corporation

As at the date hereof, no director or officer of the Corporation, nor, to the knowledge of the directors and officers of the Corporation after reasonable enquiry, (i) any associate or Affiliate of an insider of the Corporation or (ii) any insider of the Corporation (other than a director or officer of the Corporation), beneficially owns or exercises control or direction over any of the securities of Savanna, except as follows:

Name of Insider	Number of Savanna Common Shares	Percentage of Outstanding Savanna Common Shares
Fidelity(1)	11,971,300	10.13%

Note:

1.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed under Savanna’s profile on SEDAR on January 9, 2017 (the “Fidelity Savanna Early Warning Report”).

Based on the Exchange Ratio and the foregoing, in the event that Fidelity tenders all of its Savanna Common Shares to the Offer, and such Savanna Common Shares are not withdrawn from the Offer and are taken up and paid for by the Corporation under the Offer, it is estimated that Fidelity would receive approximately 1,556,269 Common Shares under the Offer, representing approximately 5.03% of the issued and outstanding Common Shares, on a non-diluted basis, as of January 9, 2017.

Further, based on the Exchange Ratio and the foregoing, it is not expected that completion of the Offer will result in any person, other than Fidelity, beneficially owning or exercising control or direction over greater than 10% of the issued and outstanding Common Shares, on a non-diluted basis. Based on the Exchange Ratio and the foregoing, the Corporation expects that, subject to any future acquisition or disposition of Common Shares or Savanna Common Shares by Fidelity or any future issuance of Savanna Common Shares or Savanna Convertible Securities prior to the Expiry Date, following completion of the Offer, Fidelity will hold an aggregate of approximately 5,888,619 Common Shares, representing approximately 12.59% of the issued and outstanding Common Shares, calculated on a pro forma, non-diluted basis.

Locked-Up Shareholders

Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have agreed, among other things, to tender their Savanna Common Shares to the Offer. Each of the Locked-Up Shareholders is a shareholder of both the Corporation and Savanna; however, none of the Locked-Up Shareholders is an insider of the Corporation or Savanna, nor is any Locked-Up Shareholder expected to become an insider of the Corporation following completion of the Offer.

Consolidated Capitalization

The following table sets out information concerning the consolidated capitalization of the Corporation as at September 30, 2016, before and after giving effect to the Savanna Financings and the issuance of the Common Shares under the Offer. This table should be read in conjunction with: (a) the Corporation’s unaudited consolidated interim financial statements for the three and nine month periods ended September 30, 2016 and 2015 and Interim MD&A ; (b) the unaudited pro forma consolidated statement of financial position of the Corporation as at September 30, 2016 and the unaudited pro forma consolidated statements of comprehensive loss of the Corporation for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 attached hereto as Appendix C; (c) the final short form prospectus of Savanna dated December 5, 2016 (the “Savanna Prospectus”); and (d) the Savanna Directors’ Circular.

	As at September 30, 2016
	($ millions)
	Reported	As adjusted after giving effect to the Savanna Financings and the Offer(1)
Debt due within one year (including capital leases)	3.4	5.5
Long-term debt (including capital leases)	46.7	279.7

Total short-term and long-term debt	50.1	285.2

Equity attributable to Shareholders of the Corporation:

Common Shares	88.7	300.9
Contributed Surplus	7.9	7.9
Retained Earnings	273.2	272.3
Accumulated other comprehensive income	—	—
Non-controlling interest	—	9.9

Note:

1.	Assumes acquisition of 100% of the outstanding Savanna Common Shares.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that Shareholders vote FOR the Issuance Resolution.

Notwithstanding the recommendation of the Board of Directors that Shareholders vote FOR the Issuance Resolution, Shareholders should make their own decision whether to vote their Common Shares FOR the Issuance Resolution and, if appropriate, should consult their own financial, legal, tax or other professional advisors in making that decision.

RISK FACTORS

Shareholders should carefully consider the following risk factors related to the approval of the Issuance Resolution and the Offer. Such risks may not be the only risks applicable to the approval of the Issuance Resolution and the Offer. Additional risks and uncertainties not presently known by the Corporation or that the Corporation currently believes are not material may also materially and adversely affect the successful completion of the Offer or the business, operations, prospects, financial condition, financial performance, cash flows or reputation of the Corporation.

The Offer may not be completed for a variety of reasons.

In addition to various risks identified under the heading “Forward-Looking Statements” in this Information Circular, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Corporation, including, but not limited to Savanna Common Shareholders tendering a sufficient number of Savanna Common Shares to the Offer and the Corporation obtaining the required third party and regulatory approvals in respect of the Offer. There is no certainty, nor can the Corporation provide any assurance, that the conditions of the Offer will be satisfied. In the event the conditions to the Offer are not satisfied or waived by the Corporation, the Offer will not be completed and the Common Shares authorized for issuance by the Issuance Resolution will not be issued.

The Common Shares issued in connection with the Offer and the Savanna Common Shares acquired by the Corporation under the Offer may have a market value different than expected.

The market values of the Common Shares and the Savanna Common Shares at the time of the take-up of Savanna Common Shares under the Offer may vary significantly from the values stated in this Information Circular and the Exchange Ratio will not be adjusted to reflect any changes in the market value of the Common Shares or the Savanna Common Shares subsequent to December 9, 2016. Variations in the market price of the Common Shares and the Savanna Common Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Corporation and/or Savanna, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which the Corporation has no control, including risks relating to the business of the Corporation and/or Savanna outlined under the headings “Risks Related to the Corporation’s Business” and “Risks Related to Savanna’s Business”, respectively, below.

The issuance of Common Shares as consideration under the Offer could adversely affect the market price of the Common Shares after the take-up of Savanna Common Shares under the Offer.

If all of the outstanding Savanna Common Shares (calculated on a fully-diluted basis excluding estimated out-of-money Savanna Options) are tendered to the Offer and not withdrawn, the Corporation expects that an additional 15,835,852 Common Shares will be available for trading in the public market. Excluded from this total are Common Shares that may be issued on the exercise of 7,000,000 warrants ($2.50 per Savanna Common Share exercise price) issued to AIMCo, as stated in Savanna’s news release on December 13, 2016 (the “Savanna News Release”). In addition, further Common Shares may be issuable in connection with the Offer, if Savanna issues more Savanna Common Shares or Savanna Convertible Securities prior to the Expiry Time. The overall increase in the number of Common Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Common Shares. The perceived risk of substantial sales of Common Shares, as well as any actual sales of such Common Shares in the public market, could adversely affect the market price of the Common Shares.

The Corporation may not realize all of the anticipated benefits and synergies from the completion of the Offer.

The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of Savanna and the Corporation can be integrated in an efficient and effective manner and the timing and manner of completion of a

Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to Management, and the Corporation may encounter unanticipated delays, liabilities and costs. If the Corporation does not acquire at least 66 2/3% of the Savanna Common Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate Savanna into its business. There can be no assurance that the operational or other synergies that the Corporation expects to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

The exact number of Common Shares issuable under the Offer will not be determined prior to the completion of the Offer and the issuance of the Common Shares under the Offer will have a dilutive effect on Shareholders.

During the period prior to the Corporation acquiring 100% of the Savanna Common Shares under the Offer and any Subsequent Acquisition Transaction or Compulsory Acquisition, the number of Savanna Common Shares issued and outstanding on a fully-diluted basis is subject to change as a result of factors outside the control of the Corporation, and other circumstances may arise during the period the Offer is outstanding that may cause the Exchange Ratio to be amended (as determined by the Board of Directors of the Corporation). Accordingly, the aggregate number of Common Shares issuable under the Offer (inclusive of any Subsequent Acquisition Transaction or Compulsory Acquisition) cannot be definitively determined as at or prior to the date of the Meeting or prior to the completion of the Offer.

Any increase in the number of Common Shares issuable under the Offer in excess of the Estimated Consideration Shares, up to the maximum number of Common Shares approved for issuance by the Issuance Resolution, will be at the discretion of the Corporation, and will not require further approval of the Shareholders. The issuance of the Common Shares under the Offer will have a dilutive effect on existing Shareholders and the extent of such dilution will not be definitively determined prior to the completion of the Offer.

Change of control provisions in Savanna’s agreements triggered upon the acquisition of Savanna may lead to adverse consequences.

Savanna may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since the Corporation would then hold Savanna Common Shares representing a majority of the voting rights of Savanna. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect the results of operations and financial condition of Savanna and the Corporation on a combined basis upon successful completion of the Offer. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of Savanna and the Corporation on a combined basis upon successful completion of the Offer.

Specifically, if, following successful completion of the Offer, AIMCo determines to enforce its change of control rights set out in the Savanna Credit Agreement or the holders of outstanding Savanna Senior Notes determine to require Savanna to repurchase those Savanna Senior Notes (or both) and the Corporation is unable to arrange the financing required to fund the repayment of amounts outstanding under the AIMCo Debt Facility or the repurchase of the Savanna Senior Notes (or both), Savanna may not have access to the financial resources required to satisfy its obligations in that regard and may default in the performance of its obligations under the Savanna Credit Agreement or the Savanna Senior Notes (or both), which would entitle AIMCo and holders of the Savanna Senior Notes (as applicable) to exercise creditor rights in respect of Savanna. The exercise of such creditor rights could include, among other things, the appointment of a receiver for Savanna and the sale of Savanna assets subject to security interests granted to AIMCo and the holders of Savanna Senior Notes (as applicable) and any such action would have a material adverse effect on Savanna and the Corporation. See “Matters to be Considered at the Meeting – Issuance Resolution – Savanna Energy Services Corp. – Change of Control Obligations” in this Information Circular.

The Corporation’s due diligence investigations of Savanna have been limited to publicly available information that is unable to be independently verified by the Corporation.

The Corporation has not had access to Savanna’s detailed accounting records or other non-public books and records. The Corporation has not been able to independently assess or verify the information in Savanna’s publicly filed documents, including its financial statements. As a result, all historical information regarding Savanna contained herein, including all of Savanna’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of Savanna derived in part from Savanna’s financial information, has been derived, by necessity, from Savanna’s public reports and securities filings. Although the Corporation has no reason to doubt the accuracy of Savanna’s publicly disclosed information, any inaccuracy or material omission in Savanna’s publicly available information, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

In addition, the Corporation’s due diligence review of Savanna has been limited to publicly available information and the Corporation may not have discovered, or may have been unable to discover of quantify, undisclosed liabilities of Savanna and its subsidiaries, if any. If Savanna has undisclosed liabilities, the Corporation may become responsible for such undisclosed liabilities upon successful completion of the Offer. Such undisclosed liabilities could have an adverse effect on the business, results of operations, financial condition and cash flows of the Corporation and on the value of the Common Shares following the successful completion of the Offer.

Risks Relating to the Corporation’s Business.

Shareholders should read and consider the risk factors specific to the Corporation’s business that will continue to affect the Corporation after the successful completion of the Offer. These risks are described in the section entitled “Risk Factors” in each of the AIF, Annual MD&A and Interim MD&A.

Access to Additional Financing.

The Corporation may find it necessary in the future to obtain additional debt or equity to support ongoing operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing, including the Replacement Financing, will be available to the Corporation when needed or on terms acceptable to the Corporation. The Corporation’s inability to raise financing to support ongoing operations or to fund capital expenditures or acquisitions could limit the Corporation’s growth and may have a material adverse effect upon the Corporation and its Subsidiaries.

Risks Relating to Savanna’s Business.

Shareholders should read and consider the risk factors specific to Savanna’s business that will also affect the Corporation after the successful completion of the Offer. See “Risk Factors Relating to Savanna” in Appendix B to this Information Circular.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the details of all equity compensation plans of the Corporation as of December 31, 2016, being the Corporation’s current share option plan (the “Share Option Plan”) and the previous share option plan (the “2012 Share Option Plan” and, together with the Share Option Plan, the “Share Option Plans”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Share Options (as defined herein)	Weighted-Average Exercise Price of Outstanding Share Options	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans
Equity Compensation Plans Approved by Securityholders
Share Option Plan	1,290,000 Shares	$14.13	40,000 Shares
2012 Share Option Plan	1,270,000 Shares	$13.85	Nil
Equity Compensation Plans Not Approved by Securityholders	Nil	N/A	Nil
Total	2,560,000 Shares	$13.99	40,000 Shares

Share Option Plan

In order to provide a long-term component to the executive compensation program, certain officers, employees and consultants of the Corporation are granted share options (“Share Options”) pursuant to the Share Option Plan from time to time. On May 21, 2015, shareholders approved the Share Option Plan in respect of the Corporation, which provided that certain employees of the Corporation may have vested in them Share Options at the discretion of the Board of Directors, which are to be issued at the market price of the Common Shares, being a five day weighted average trading price at the time of the grant. The Share Option Plan replaced the 2012 Share Option Plan and was identical to it in all material respects.

The principal purposes of the Share Option Plan are:

(a)	to enable the Corporation (and its Affiliates) to attract and retain qualified officers, employees and consultants;

(b)	to promote a proprietary interest in the Corporation on the part of officers and employees of the Corporation (and its Affiliates) and consultants to the Corporation (and its Affiliates), by providing such persons with the opportunity to acquire an equity interest in the Corporation or augment their equity interest in the Corporation, as the case may be; and

(c)	to provide an additional incentive to officers, employees and consultants in their efforts on behalf of the Corporation (and its Affiliates).

Under the Share Option Plan, the Board of Directors may, from time to time, issue Share Options to officers and employees of the Corporation (and its Affiliates) and persons who provide services to the Corporation (and its Affiliates). Non-management directors of the Corporation are not eligible to receive grants of Share Options under the Share Option Plan.

The maximum number of Common Shares reserved for issuance pursuant to Share Options granted under the Share Option Plan may not exceed 1,440,000 Common Shares and any amendment to such maximum must be approved by the Exchange and, if required by the Exchange, the Shareholders. As at January 9, 2017, an aggregate of 2,560,000 Share Options were outstanding, representing 8.28% of the issued and outstanding Common Shares at such date. This is comprised of 1,290,000 Share Options from the Share Option Plan and 1,270,000 Share Options remaining from the 2012 Share Option Plan. 40,000 Share Options remain issuable on further grants under the Share Option Plan. No further grants may be made under any of the previously approved share option plans.

For more information about the Share Option Plans, see “Securities Authorized for Issuance Under Equity Compensation Plans” and “Appendix A – Description of Share Option Plan” in the Corporation’s management information circular dated April 12, 2016 with respect to the annual general meeting of Shareholders held on May 19, 2016, which can be found on SEDAR at www.sedar.com.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this Information Circular, the Corporation is not aware of any material interest, direct or indirect, of any Informed Person of the Corporation, or any associate or Affiliate of any Informed Person, in any transaction since the commencement of the Corporation’s most recently completed financial year, or in any proposed transaction, that has materially affected or would materially affect the Corporation or any of its Subsidiaries. As disclosed elsewhere in this Information Circular, Fidelity is a shareholder of each of the Corporation and Savanna and any interest of Fidelity in the Offer is, to the knowledge of the Corporation, solely a result of its ownership of Savanna Common Shares.

OTHER BUSINESS

The directors and management of the Corporation are not aware of any other business to be brought before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matter is properly brought before the Meeting, the accompanying form of proxy confers discretionary authority on the proxyholder to vote with respect to such matter.

ADDITIONAL INFORMATION

Additional information about the Corporation, including financial information, is provided in the AIF, audited consolidated financial statements for the year ended December 31, 2015, Interim MD&A and Annual MD&A, which can be found, along with all other publicly filed documents, including the Offer and Bid Circular, on SEDAR at www.sedar.com.

Shareholders are encouraged to contact the Chief Executive Officer (ceo@totalenergy.ca) or the Chairman (boardchair@totalenergy.ca) with any questions.

APPROVAL

The contents and sending of this Information Circular and the accompanying Notice of Meeting have been approved by the Board.

CAUTIONARY STATEMENTS

Forward-Looking Statements

This document contains forward-looking information (“forward-looking information” or “forward-looking statements”) within the meaning of applicable Canadian Securities Laws. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “intend”, “objective”, “scheduled”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this document contains forward-looking information relating to the Offer, the Corporation and Savanna (and their respective Affiliates), and other statements that are not historical facts. Furthermore, certain statements made in this document, including, without limitation, those relating to the satisfaction of the conditions of the Offer, the number of Common Shares issuable by the Corporation under the Offer, including to Fidelity, the anticipated successful completion of the Offer, the expected Expiry Time, the anticipated effect of the Offer, the Corporation’s plans for Savanna if the Offer is successful and other statements that are not historical facts, are also forward-looking statements. All such forward-looking statements are subject to important risks, uncertainties and assumptions. It is important to know that:

•	unless otherwise indicated, forward-looking statements in this document describe the Corporation’s expectations as at the date hereof and, accordingly, are subject to change after such date;

•	the Corporation’s actual results and events could differ materially from those expressed or implied in the forward-looking statements in this Information Circular, if known or unknown risks affect the business of the Corporation, or if its estimates or assumptions turn out to be inaccurate. As a result, the Corporation cannot guarantee that the results or events expressed or implied in any forward-looking statement will materialize, and accordingly, you are cautioned against relying on these forward-looking statements; and

•	the Corporation disclaims any intention and assumes no obligation to update or revise any forward-looking statement even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Canadian Securities Laws.

Forward-looking statements are based upon, among other things, the opinions and expectations of Management as at the effective date of such statements and, in some cases, information supplied by third parties. Although the Corporation believes the opinions and expectations reflected in such forward-looking statements are based upon reasonable assumptions and that information received from third parties is reliable, it can give no assurance that those opinions and expectations will prove to have been correct. The Corporation made a number of assumptions in making forward-looking statements in this Information Circular.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. In addition to specific risk factors noted in this Information Circular, these risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, changes in operating conditions (including as a result of weather patterns), the volatility of prices for oil and natural gas and other commodities, commodity supply and demand, fluctuations in currency and interest rates, availability of financial resources or third-party financing, availability of equipment, materials and personnel, defaults by counterparties under commercial arrangements to which the Corporation or Savanna (or any of their respective Affiliates) is a party, an inability to procure regulatory approvals in a timely manner or on terms satisfactory to the Corporation, and new laws and regulations (domestic and foreign). Risks relating specifically to the Corporation’s ability to realize perceived benefits from the proposed combination of the Corporation and Savanna include the Corporation’s inability to successfully integrate the operations of the Corporation and Savanna following completion of the Offer, the Corporation’s inability to retain key Savanna employees following completion of the Offer and the Corporation’s inability to negotiate early termination of Savanna office and operating location leases on terms satisfactory to the Corporation following completion of the Offer in cases (if any) where those leases have lengthy terms. Additional risks to which the Corporation is exposed in the conduct of its business are set out under the heading “Risk Factors” in the AIF, and under the heading “Risk Factors” in the Annual MD&A and Interim MD&A, each of which has been filed with various Securities Regulatory Authorities in Canada and is available under the Corporation’s profile through the SEDAR website at www.sedar.com. Accordingly, readers should not place undue reliance upon the forward-looking statements contained in this document and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

Forward-looking information respecting the Offer, various terms of the Offer and the anticipated timing of certain steps or events associated with the Offer is based upon various assumptions and factors, including publicly reported financial information concerning Savanna, publicly reported information concerning the number of outstanding Savanna Common Shares and the number of options and other convertible or exchangeable rights and securities granted by Savanna (entitling holders thereof to acquire Savanna Common Shares), advice from professional advisors with respect to statutorily mandated time frames for various applications and steps/events associated with the Offer, that Savanna has made full and accurate disclosure of all material information concerning Savanna in accordance with applicable Canadian Securities Laws (including disclosure of all material contracts and existing and potential contingent liabilities) and that there have been no material changes in the business, affairs, capital, prospects or assets of Savanna since September 30, 2016, except as announced by Savanna on November 22, 2016, November 28, 2016 and December 13, 2016. Forward-looking information concerning possible synergies and efficiencies that may be achieved upon a combination of the businesses of the Corporation and Savanna and other benefits of a combination of the businesses of the Corporation and Savanna is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document), financial information of Savanna available through publicly filed documents and the Corporation’s general industry knowledge and experience. Forward-looking information concerning the business and geographical diversification that may be achieved upon a combination of the businesses of the Corporation and Savanna is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document) publicly available information concerning the location and size of various Savanna operating facilities and the Corporation’s general industry knowledge and experience.

Additional risk factors could cause actual results or events to differ materially from the results or outcomes expressed or implied by the forward-looking statements in this Information Circular. For a discussion regarding such risks, see, in particular, the sections of this Information Circular entitled “Risk Factors”, as well as the information contained under the heading “Risk Factors” in each of the AIF, Annual MD&A and Interim MD&A.

The Corporation cautions you that the risks described or referenced in this section are not the only ones that could affect the Offer or the Corporation. Additional risks and uncertainties not presently known by the Corporation or that the Corporation currently believes are not material may also materially and adversely affect the receipt of the required third party and regulatory approvals in respect of the Offer, the satisfaction or waiver by the Corporation of any of the conditions of the Offer, the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Corporation. Except as otherwise indicated by the Corporation, forward-looking statements do not reflect the potential impact of any special initiatives or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof. The financial impact of any such special initiatives or transactions may be complex and will depend on the facts particular to each of them. The Corporation, therefore, cannot describe the expected effects in a meaningful way or in the same way it presents known risks affecting its business. Forward-looking statements are presented herein for the purpose of providing information about the Corporation and the Offer and its anticipated impacts.

Notice Regarding Savanna Information

Except as otherwise indicated herein, the information concerning Savanna contained in this Information Circular has been taken from, or is based upon, publicly available information filed by Savanna with various Securities Regulatory Authorities in Canada and other public sources available as at January 9, 2017. Appendix B is intended only to provide a brief overview of Savanna and is not intended to be a complete summary of all material information in respect of Savanna. The Corporation has not had access to the non-public books and records of Savanna and the Corporation is not in a position to independently assess or verify certain of the information in Savanna’s publicly filed documents, including its financial statements. Savanna has not reviewed this document and has not confirmed the accuracy and completeness of the information concerning Savanna contained herein. While the Corporation has no reason to believe that such information is inaccurate or incomplete, the Corporation has no means of verifying the accuracy or completeness of any information contained herein that is derived from publicly available information regarding Savanna or whether there has been any failure by Savanna to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information. Neither the Corporation, nor any of the directors or officers of the Corporation, assumes any responsibility for the accuracy or completeness of such information or any failure by Savanna to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Corporation or such persons.

The documents of Savanna, filed with the various provincial Securities Regulatory Authorities in Canada, specifically incorporated by reference in this Information Circular contain forward-looking statements within the meaning of applicable Canadian Securities Laws. The forward-looking statements contained in the documents of Savanna incorporated by reference in this Information Circular are subject to the qualifications, assumptions and cautionary statements in respect thereof, as set out in the respective documents in which such forward-looking statements are contained. The Corporation disclaims any intention and assumes no obligation to update or revise any forward-looking statement contained in the documents of Savanna incorporated by reference in this Information Circular even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Canadian Securities Laws.

Unaudited Pro Forma Financial Statements

Shareholders should refer to Appendix C to this Information Circular for the unaudited pro forma consolidated statement of financial position of the Corporation as at September 30, 2016 and the unaudited pro forma consolidated statements of comprehensive loss of the Corporation for the nine-month period ended September 30, 2016 and the year ended December 31, 2015, giving effect to the Savanna Financings and the proposed acquisition of all outstanding Savanna Common Shares under the Offer, as set out therein. Such unaudited pro forma consolidated financial statements have been prepared using certain of the Corporation’s and Savanna’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, Management of the Corporation has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Corporation. Actual amounts recorded upon consummation of the Offer will differ from such unaudited pro forma consolidated financial statements. Any potential synergies that may be realized following consummation of the Offer have been excluded from such unaudited pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

APPENDIX A

TOTAL ENERGY SERVICES INC.

ISSUANCE RESOLUTION

“BE IT RESOLVED THAT:

1.	the issuance of up to an aggregate of 30,920,000 common shares (the “Common Shares”) of Total Energy Services Inc. (the “Corporation”) to the holders (the “Savanna Common Shareholders”) of common shares (the “Savanna Common Shares”) of Savanna Energy Services Corp. in connection with the offer (the “Offer”), dated December 9, 2016, by the Corporation to the Savanna Common Shareholders to purchase all of the Savanna Common Shares, as such Offer may be amended or varied by the Corporation, in its sole discretion, without further notice to, or approval of, the holders (the “Shareholders”) of Common Shares of the Corporation, be and is hereby authorized and approved;

2.	any one officer or director of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to do all such further acts and things and to execute and deliver (whether under corporate seal or otherwise) or sign and file (as the case may be) all such further agreements, instruments, certificates, notices, acceptances and other documents (including any documents required under applicable laws or regulatory policies), as such officer or director may consider necessary or advisable having regard to the foregoing paragraph of this resolution; and

3.	notwithstanding that this resolution has been duly passed by the Shareholders, the Board of Directors of the Corporation may, in its sole discretion, revoke this resolution, in whole or in part, without any further approval of the Shareholders.”

A-1

APPENDIX B

TOTAL ENERGY SERVICES INC.

INFORMATION CONCERNING SAVANNA

Notice Regarding Savanna Information

Except as otherwise indicated herein, the information concerning Savanna contained in this Information Circular has been taken from, or is based upon, publicly available information filed by Savanna with various Securities Regulatory Authorities in Canada and other public sources available as at January 9, 2017. This Appendix B is intended only to provide a brief overview of Savanna and is not intended to be a complete summary of all material information in respect of Savanna. Shareholders are cautioned that certain information concerning Savanna contained in this Appendix B, including the table and notes thereto set out under the heading “Consolidated Capitalization”, may be inconsistent with certain information contained in the unaudited pro forma consolidated financial statements contained in Appendix C to this Information Circular, as the preparation dates of such information may vary and the Corporation has not had access to the non-public books and records of Savanna and the Corporation is not in a position to independently assess or verify certain of the information in Savanna’s publicly filed documents, including its financial statements. Savanna has not reviewed this document and has not confirmed the accuracy and completeness of the information concerning Savanna contained herein. While the Corporation has no reason to believe that such information is inaccurate or incomplete, the Corporation has no means of verifying the accuracy or completeness of any information contained herein that is derived from publicly available information regarding Savanna or whether there has been any failure by Savanna to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information. Neither the Corporation, nor any of the directors or officers of the Corporation, assumes any responsibility for the accuracy or completeness of such information or any failure by Savanna to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Corporation or such persons.

Savanna Energy Services Corp.

According to the Savanna Director’s Circular, Savanna provides drilling, well servicing and oilfield equipment rentals through its wholly-owned operating subsidiaries and partially owned limited partnerships in Canada, the United States and Australia. The business of Savanna is conducted in three main areas:

1.	Contract drilling is conducted through Savanna Drilling Limited Partnership in Canada, Savanna Drilling LLC in the United States and Savanna Australia in Australia.

2.	Well servicing is conducted through Savanna Well Servicing Inc. in Canada, Savanna Well Servicing Corp. in the United States and Savanna Australia in Australia.

3.	Oilfield equipment rentals are conducted through D&D Oilfield Rentals Corp. in Canada and Savanna Australia in Australia.

In addition, according to the Savanna Directors’ Circular, Savanna, through its subsidiaries, currently has partnerships with eight Aboriginal communities to provide oilfield services to the oil and natural gas industry in Western Canada.

According to the Savanna Prospectus, Savanna was incorporated under the name “Intermedia Capital Corp.” under the laws of Alberta on June 28, 1999. On March 28, 2000, Savanna filed articles of amendment to remove its private company restrictions. On August 14, 2003, Savanna filed articles of amendment to consolidate its common shares on a one for 45 basis and acquired all of the issued and outstanding shares of a corporation named Savanna Energy Services Corp. (“SESC”) and amalgamated with SESC pursuant to a plan of arrangement under the ABCA, continuing under the name “Savanna Energy Services Corp.”. SESC was incorporated under the name “Savanna Energy Services Corp.” under the laws of Alberta on March 22, 2001. The acquisition by Savanna of SESC was accounted for as a reverse take-over and, as a consequence, historical financial statements of Savanna are those of SESC in respect of those periods ended prior to such acquisition.

According to the Savanna AIF, as at March 30, 2016, the head office and registered office of Savanna was located at 800, 311 – 6th Avenue S.W., Calgary, Alberta T2P 3H2.

The Savanna Common Shares are listed and traded under the symbol “SVY” on the TSX. The closing price of the Savanna Common Shares on January 10, 2017, the last trading day prior to the date of this Information Circular, was $2.10.

Documents Incorporated by Reference

Further information regarding Savanna and its business and operations is incorporated by reference in the Information Circular from documents filed by Savanna with the various provincial Securities Regulatory Authorities in Canada. The Corporation understands that copies of the documents incorporated by reference regarding Savanna may be obtained on request without charge from the Corporate Secretary of Savanna at 800, 311 – 6th Avenue S.W., Calgary, Alberta, T2P 3H2, Telephone: (403) 267-6729 and are also available by accessing Savanna’s profile on SEDAR at www.sedar.com.

The following documents of Savanna, filed with the various provincial Securities Regulatory Authorities in Canada, are specifically incorporated by reference in this Information Circular:

(a)	annual information form for the year ended December 31, 2015 dated March 30, 2016 (the “Savanna AIF”);

(b)	audited consolidated financial statements as at December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, together with the notes thereto and the independent auditor’s report thereon;

(c)	management’s discussion and analysis of the financial condition and results of operations for the year ended December 31, 2015;

(d)	unaudited interim consolidated financial statements as at September 30, 2016 and for the three and nine months ended September 30, 2016 and 2015 and the notes thereto (the “Savanna Q3 Financial Statements”);

(e)	management’s discussion and analysis of the financial condition and results of operations for the three and nine months ended September 30, 2016;

(f)	management information circular dated April 15, 2016 with respect to the annual general meeting of the Savanna Common Shareholders held on May 26, 2016; and

(g)	material change report dated November 30, 2016.

Any statement contained in this Information Circular or in a document incorporated or deemed to be incorporated by reference in this Information Circular shall be deemed to be modified or superseded, for purposes of this Information Circular, to the extent that a statement contained in this Information Circular or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Information Circular modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of in this Information Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

All documents of the type referred to above (excluding confidential material change reports) and any other financial information or business acquisition reports subsequently filed by Savanna with any securities commission or similar regulatory authority in Canada on or after the date of this Information Circular and prior to the Meeting (or any postponement or adjournment thereof) shall be deemed to be incorporated by reference into this Information Circular.

Recent Developments

Commencement of Strategic Alternatives Process

In its January 10, 2017 news release, Savanna announced that it intends to commence the previously announced strategic alternatives process and open a data room for parties potentially interested in a transaction with Savanna. Shareholders are encouraged to read Savanna’s January 10, 2017 news release, which is available under Savanna’s profile on SEDAR at www.sedar.com.

Savanna Directors’ Circular

On December 23, 2016, the Board of Directors of Savanna filed the Savanna Directors’ Circular in response to the Offer. Shareholders are encouraged to read the Savanna Directors’ Circular, which is available under Savanna’s profile on SEDAR at www.sedar.com.

Completion of the Savanna Financings

According to the Savanna News Release, on December 13, 2016, Savanna closed the Savanna Financings, including the AIMCo Debt Facility with AIMCo, which also involved the distribution of an aggregate of 7 million warrants to purchase Savanna Common Shares to AIMCo (having an exercise price of $2.50 per Savanna Common Share and an expiry date of December 13, 2018) and the private placement of 13 million Savanna Common Shares to AIMCo at a price of $1.45 per Savanna Common Share for gross proceeds of $18.85 million.

According to the Savanna News Release and Savanna Prospectus, the AIMCo Debt Facility will mature on December 31, 2021 and will bear interest at the rate of 7.15% per annum, paid semi-annually. Amortization payments equal to 1% of the original principal amount will be payable annually, in equal quarterly installments, with the balance due on the final maturity date. The proceeds from the AIMCo Debt Facility were made available in an initial draw equal to $105 million on the closing date of the AIMCo Debt Facility and a second draw for the remainder on or before June 1, 2017. Amounts borrowed under the AIMCo Debt Facility that are repaid or prepaid will not be available for reborrowing. Savanna may not prepay the AIMCo Debt Facility prior to the second anniversary thereof, except with payment of a make-whole premium. At any time following the second anniversary of the AIMCo Debt Facility and prior to the third anniversary, Savanna may prepay the AIMCo Debt Facility at a premium equal to 105% of the principal amount repaid. Thereafter, the Corporation may prepay the Second Lien Facility with no prepayment premium. The Savanna Credit Agreement also provides that, in the event of a change of control of Savanna that occurs within six (6) months of the date of closing of the AIMCo Debt Facility, AIMCo may, if it has not consented to the change of control: (i) terminate its obligation to loan further funds to Savanna; and (ii) declare all amounts loaned to Savanna under the AIMCo Debt Facility (which currently amount to $105 million) to be due and payable. If AIMCo exercises those rights following a change of control of Savanna that AIMCo has not consented to (and which occurs within six (6) months of the date of closing of the AIMCo Debt Facility), Savanna will also be required, under the Savanna Credit Agreement, to pay to AIMCo an amount equal to $6 million, representing 3% of the amount committed under the AIMCo Debt Facility.

According to the Savanna News Release and the Savanna Prospectus, no additional warrants will be issued to AIMCo in connection with the second draw on the AIMCo Debt Facility. The warrants issued to AIMCo will be exercisable, in whole or in part, at any time for a term of two (2) years. Provided the volume weighted average price of the Savanna Common Shares is greater than the exercise price of the warrants for 60 consecutive calendar days (excluding any and all calendar days during which a take-over bid (as such term is defined by National Instrument 62-104 – Take-Over Bids and Issuer Bids) or other acquisition proposal that would result, if completed, in a change of control, has been publicly announced, proposed, offered or made and not withdrawn or expired as the case may be), Savanna will have the option to require AIMCo to exercise all or any portion of the warrants at any time thereafter and from time to time.

According to the Savanna News Release, Savanna also announced on December 13, 2016 that it had closed its previously announced bought deal offering of Savanna Common Shares. Pursuant to the offering, Savanna issued 14.95 million Savanna Common Shares (including the issuance of 1.95 million Savanna Common Shares pursuant to the exercise of the over-allotment option in full) at a price of $1.45 per Common Share for gross proceeds of $21.68 million.

According to the Savanna News Release, Savanna has stated that the net proceeds from the Savanna Financings were to be used to repay outstanding bank indebtedness, repurchase $62.515 million of the Savanna Senior Notes and for general corporate purposes.

Offer

On December 9, 2016, the Corporation formally commenced the Offer to purchase all of the Savanna Common Shares, including any Savanna Common Shares that may become issued and outstanding (including upon the exercise, exchange or conversion of any Savanna Convertible Securities) after December 9, 2016, but prior to the Expiry Time, unless the Offer is withdrawn by the Corporation.

Shareholders are encouraged to read the Offer and Bid Circular which is available under Savanna’s profile on SEDAR at www.sedar.com or by accessing the Corporation’s website at www.totalenergy.ca/savannaoffer.

The Offer is open for acceptance until 11:59 p.m. (Pacific Time) on March 24, 2017, unless the Offer is accelerated or extended by the Corporation or withdrawn by the Corporation. Savanna Common Shareholders who accept the Offer will be entitled to receive, in exchange for their Savanna Common Shares, 0.1300 of a Common Share per Savanna Common Share. The Exchange Ratio is fixed and unless the Offer is amended or varied by the Corporation, will not be adjusted to reflect changes in the prices for Savanna Common Shares or Common Shares prior to the Expiry Date. See “Matters to be Considered at the Meeting – Issuance Resolution – The Offer” in this Information Circular.

Corporate Update

Based on the Savanna Prospectus, Savanna announced that it has secured a $17 million mortgage with the Business Development Bank of Canada (the “BDC Mortgage”) on its operating facility in Leduc. The BDC Mortgage matures on December 31, 2041 and bears interest at 4.95%.

Consolidated Capitalization

The Savanna Prospectus contains the following table describing the consolidated capitalization of Savanna as at September 30, 2016, both before and after giving effect to the Savanna Financings. Based on publicly available information as at January 11, 2017, the Corporation is not aware of any material changes in the consolidated capitalization of Savanna since September 30, 2016, other than as described below.

	As at September 30, 2016 before giving effect to the Savanna Financings (000s, except share and warrant amounts)	As at September 30, 2016 after giving effect to the Savanna Financings(6) (000s, except share and warrant amounts)
Long Term Debt(1)(7)
Savanna Revolving Credit	$78,234	$Nil
Facilities(2)
AIMCo Debt Facility(3)	$Nil	$105,000
Savanna Senior Notes	$169,600	$107,100
Savanna Common Shares(4)(5)	$1,007,737	$1,043,723
	(90,251,000 Savanna Common	(116,251,000 Savanna Common
	Shares)	Shares)

Notes:

1.	At September 30, 2016, Savanna also had $578,000 of finance lease obligations outstanding and $5,104,000 drawn on credit facilities with limited partnerships partially or wholly-owned by Savanna. See note 15 to the Savanna Q3 Financial Statements.
2.	At September 30, 2016, Savanna had a syndicated $150 million facility for a committed three-year term with all drawn amounts due in May 2019 (the “Savanna Revolving Credit Facilities”). The Savanna Revolving Credit Facilities have an earlier maturity date of January 25, 2018 if the Savanna Senior Notes are not repaid or refinanced on terms acceptable to the lenders by that date. The Savanna Revolving Credit Facilities are comprised of a $129 million Canadian syndicated facility, a $6 million Australian facility and a $15 million Canadian operating facility. See note 15 to the Savanna Q3 Financial Statements for a more detailed description of the Revolving Credit Facilities, including the financial covenants thereunder. It is expected that the Revolving Credit Facilities will remain available to Savanna following their repayment. See “Risk Factors – Credit Facilities” in the Savanna Prospectus.
3.	Concurrently with closing of its previously announced bought deal offering of Savanna Common Shares, Savanna entered into the AIMCo Debt Facility. See “Recent Developments” in the Savanna Prospectus. Assumes $105 million is initially drawn on the AIMCo Debt Facility.
4.	As at September 30, 2016, Savanna had options to purchase approximately 4.5 million Savanna Common Shares (with a weighted average exercise price of $3.23) and 876,655 Savanna PSUs issued and outstanding to officers, directors and employees of Savanna.
5.	According to the Savanna Prospectus, Savanna also expects to issue 7 million warrants to purchase Savanna Common Shares to AIMCo in connection with the closing of the AIMCo Debt Facility. See “Recent Developments – AIMCo Financings” in the Savanna Prospectus for a description of the AIMCo Warrants.
6.	Based on the issuance of 13,000,000 Savanna Common Shares pursuant to the Savanna Prospectus for aggregate gross proceeds of $18,850,000 and 13,000,000 Common Shares pursuant to the concurrent private placement to AIMCo for aggregate gross proceeds of $18,850,000, less the underwriters’ fee of $942,500, and estimated expenses of the offering and the AIMCo financings of $540,000, with the estimated net proceeds of $36,217,500 from the offering and the concurrent private placement, $17,000,000 from the BDC Mortgage and $25,016,500 of the initial drawdown of the AIMCo Debt Facility applied against the Savanna Revolving Credit Facilities, $63,140,150 of the initial drawdown of the AIMCo Debt Facility used to repurchase Savanna Senior Notes and the remainder used for general corporate purposes. See “Recent Developments – Corporate Update” in the Savanna Prospectus. If the over-allotment option is exercised in full, the net proceeds of the offering and the concurrent private placement of $38,903,625, together with $17,000,000 from the BDC Mortgage and $22,330,375 of the initial drawdown from the AIMCo Debt Facility will be applied against the Savanna Revolving Credit Facilities, $63,140,150 of the initial drawdown of the AIMCo Debt Facility will be used to repurchase Savanna Senior Notes and the remainder will be used for general corporate purposes. See “Use of Proceeds” and “Risk Factors – Use of Proceeds” in the Savanna Prospectus. According to the Savanna News Release, on December 13, 2016, Savanna announced that the over-allotment option was exercised in full.
7.	According to the Savanna Prospectus, Savanna secured the $17 million BDC Mortgage on its operating facility in Leduc. See “Recent Developments – Corporate Update” in the Savanna Prospectus. As of the date of the Savanna Prospectus, Savanna had drawn the $17 million BDC Mortgage.

Description of Share Capital

According to the Savanna Directors’ Circular, Savanna is authorized to issue an unlimited number of Savanna Common Shares, an unlimited number of first preferred shares, issuable in series and an unlimited number of second preferred shares, issuable in series. According to the Savanna Directors’ Circular, the holders of Savanna Common Shares are entitled to dividends if, as and when declared by the Board of Directors of Savanna thereon, to one vote per Savanna Common Share at any meeting of shareholders of Savanna and, upon liquidation, to receive all assets of Savana that are distributable to holders of such Savanna Common Shares. According to the Savanna Directors’ Circular, as at December 23, 2016, there were 118,224,189 Savanna Common Shares issued and outstanding, no preferred shares outstanding and 4,232,695 Savanna Options outstanding.

Principal Holders of Savanna Common Shares

Based on publicly available information as at January 11, 2017, the Corporation understands that no person beneficially owns, directly or indirectly, or exercises control or direction over, 10% or more of any class of securities of Savanna and no person acting jointly or in concert with Savanna owns any securities of Savanna, except as follows:

Name	Number of Savanna Common Shares	Percentage of Outstanding Savanna Common Shares
Franklin Resources, Inc.(1)	18,546,900	15.69%
AIMCo(2)	13,934,800	11.79%
Invesco Canada Ltd.(3)	12,436,291	10.52%
Foyston, Gordon and Payne Inc.(4)	12,088,598	10.23%
Fidelity(5)	11,971,300	10.13%

Notes:

1.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed on SEDAR on January 5, 2017.
2.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed on SEDAR on January 4, 2017.
3.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed on SEDAR on January 9, 2017.
4.	According to a report under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed on SEDAR on January 10, 2017.
5.	According to the Fidelity Savanna Early Warning Report.

Price Range and Trading Volume of the Savanna Common Shares

The Savanna Common Shares are listed and traded under the symbol “SVY” on the TSX. The following table sets out, the high and low trading prices (in Canadian dollars) and trading volumes of the Savanna Common Shares on the TSX.

Year	Period	High	Low	Volume
2015	December	$1.35	$1.09	1,472,989

2016	January	$1.31	$0.97	1,449,707
	February	$1.28	$1.00	984,528
	March	$1.74	$1.22	1,705,097
	April	$1.77	$1.23	1,540,672
	May	$1.78	$1.42	1,325,967
	June	$1.98	$1.40	3,127,177
	July	$1.69	$1.42	893,076
	August	$1.73	$1.41	892,503
	September	$1.48	$1.22	1,013,972
	October	$1.55	$1.27	7,136,338
	November	$1.64	$1.31	4,450,202
	December	$2.10	$1.59	7,580,402

2017	January (1 – 10)	$2.18	$2.05	3,846,516

The closing price of the Savanna Common Shares on the TSX on December 8, 2016, the last trading day prior to the announcement of the Offer, was $1.69. The closing price of the Savanna Common Shares on January 10, 2017, the last trading day prior to the date of this Information Circular, was $2.10.

Prior Sales

Based on the Savanna News Release and the Savanna Directors’ Circular, as at December 23, 2016, Savanna had not issued any Savanna Common Shares or securities convertible into Savanna Common Shares during the twelve (12) months prior to the date of this Information Circular, except as follows:

Date of Issuance	Nature of Issuance	Type of Security Issued	Number of Securities Issued	Issue Price per Security
August 12, 2016	Issued pursuant to the Savanna PSU Plan	Savanna PSUs	344,904	$1.57	(1)
December 13, 2016	Private Placement to AIMCo	Savanna Common Shares	13,000,000	$1.45
December 13, 2016	Public Offering	Savanna Common Shares	14,950,000	$1.45

Note:

1.	Represents the grant price of the Savanna PSUs.

Auditors, Transfer Agent and Registrar of Savanna

According to the Savanna AIF, the auditors of Savanna are Deloitte LLP, Chartered Professional Accountants, Calgary, Alberta.

According to the Savanna AIF, the transfer agent and registrar for the Savanna Common Shares is Computershare Trust Company of Canada at its principal offices in Toronto, Ontario and Calgary, Alberta.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

According to the Savanna AIF, certain directors of Savanna have been directors and/or officers of other issuers that, while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. Mr. Christopher Strong, President & Chief Executive Officer of Savanna, was a director of Geokinetics, Inc., an American Stock Exchange listed company, from May 2007 until the time of its bankruptcy filing in April 2013. Mr. Jim Saunders, Chairman of the Board of Directors of Savanna, was the executive chairman and a director of Twin Butte Energy Ltd. (“Twin Butte”), which on September 1, 2016 appointed a receiver pursuant to an Order of the Court of Queen’s Bench of Alberta of all the assets, undertakings and properties of Twin Butte. In connection with the appointment of the receiver, Mr. Saunders stepped down as an officer and a director of Twin Butte. Mr. Allen Brooks, a director of Savanna, was a director of Turnkey E&P Inc. (“Turnkey”), whose principal operating subsidiary filed for protection under Chapter 11 of the United States Bankruptcy Code on November 17, 2008. Mr. Brooks resigned as a director of Turnkey in February 2010. Further information is set forth in the Savanna AIF under the heading “Directors and Officers”.

Risk Factors Relating to Savanna

Shareholders should read and consider the risk factors specific to Savanna’s business that will also affect the Corporation after the successful completion of the Offer. These risks are described in the section entitled “Risk Factors” in the Savanna AIF.

APPENDIX C

TOTAL ENERGY SERVICES INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements are presented to illustrate the estimated effects of the Savanna Financings and the proposed acquisition of all outstanding Savanna Common Shares under the Offer. These unaudited pro forma consolidated financial statements have been prepared by applying pro forma adjustments to the historical consolidated financial statements of the Corporation incorporated by reference in the Offer. The unaudited pro forma consolidated statement of financial position gives effect to the Savanna Financings and the Offer as they had occurred on September 30, 2016. The unaudited pro forma consolidated statements of comprehensive loss for the nine month period ended September 30, 2016 and the year ended December 31, 2015 give effect to the Savanna Financings and the Offer as if they had occurred on January 1, 2015. All pro forma adjustments and their underlying assumptions are described in the notes to the unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements have been prepared using certain financial statements of the Corporation and Savanna, respectively, as more particularly described in the notes to such unaudited pro forma consolidated financial statements. In preparing these unaudited pro forma consolidated financial statements, Management of the Corporation has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. These unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Corporation. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from these unaudited pro forma consolidated financial statements. Any potential synergies that may be realized after consummation of the Offer have been excluded from these unaudited pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on these unaudited pro forma consolidated financial statements.

All amounts are in thousands of Canadian dollars, except where noted.

TOTAL ENERGY SERVICES INC.

PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at September 30, 2016

In thousands of Canadian dollars, except per share amounts

(unaudited)

	Total Energy Services Inc.	Savanna Energy Services Corp.	Adjustments	Notes	Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	8,273	6,361	5,894	2(a)	32,166
			(7,892)	2(b)
			19,530	2(d)
Accounts receivable	43,260	52,652			95,912
Inventory	51,156	6,669			57,825
Income taxes receivable	568	1,720			2,288
Other assets/short-term investments	5,312	—			5,312
Prepaid expenses and deposits	4,704	3,716			8,420

	113,273	71,118	17,532		201,923

Property, plant and equipment	383,315	703,698	(300,632)	2(a)	786,381
Income taxes receivable	7,070	—			7,070
Deferred tax asset	—	13,025			13,025
Goodwill	4,053	—			4,053

	507,711	787,841	(283,100)		1,012,452

Liabilities & Shareholders’ Equity
Current liabilities:
Bank indebtedness	—	1,883	(1,883)	2(d)	—
Accounts payable and accrued liabilities	23,395	43,359			66,754
Income taxes payable	—	2,666			2,666
Deferred revenue - current portion	4,548	—			4,548
Dividends payable	1,856	—			1,856
Current portion of obligations under finance leases	1,457	—			1,457
Current portion of long term debt	1,923	2,090			4,013

	33,179	49,998	(1,883)		81,294
Deferred revenue - long-term	—	2,843			2,843
Long-term debt	45,452	247,485	(16,866)	2(d)	276,071

Obligations under finance leases	1,267	2,402			3,669
Deferred tax liability	57,956	25,355	(25,705)	2(b), 2(c)	57,606

Shareholders’ equity:
Share capital	88,712	1,007,737	(1,046,641)	2(a)	300,912
			212,200	2(a)
			38,904	2(d)

Contributed surplus	7,936	31,818	(31,818)	2(a)	7,936
AOCI	—	33,565	(33,565)	2(a)	—
Non-controlling interest	—	9,862			9,862
Retained earnings	273,209	(623,224)	623,849	2(a)	272,259
			(950)	2(b)
			(625)	2(d)

	369,857	459,758	(238,646)		590,969

	507,711	787,841	(283,100)		1,012,452

TOTAL ENERGY SERVICES INC.

PRO FORMA CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Nine months ended September 30, 2016

In thousands of Canadian dollars, except per share amounts

(unaudited)

	Total Energy Services Inc.	Savanna Energy Services Corp.	Adjustments	Notes	Pro Forma Consolidated
Revenue	140,385	219,705			360,090

Cost of services	113,283	160,544			273,827
Selling, general and administration	16,480	21,090			37,570
Share-based compensation	1,077	143			1,220
Other income and expenses	—	4,707			4,707
Depreciation	20,359	69,772	(29,808)	3(b)	60,323

Results from (used in) operating activities	(10,814)	(36,551)	29,808		(17,557)

Gain (loss) on sale of property, plant and equipment	942	(1,436)			(494)
Finance income	434	—			434
Finance costs	(1,749)	(13,116)	(861)	3(e)	(15,726)

Net income (loss) before income taxes	(11,187)	(51,103)	28,947		(33,343)

Current income tax expense	643	1,592			2,235
Deferred income tax (recovery) expense	(3,583)	(13,978)	7,766	3(c)	(9,795)

Total income tax (recovery) expense	(2,940)	(12,386)	7,766		(7,560)

Net income (loss) for the period	(8,247)	(38,717)	21,181		(25,783)

Net income (loss) attributable to:
Shareholders of the Corporation	(8,247)	(37,136)	20,468		(24,915)
Non-controlling interests	—	(1,581)	713		(868)

Earnings (loss) per share
Basic earnings (loss) per share	(0.27)	(0.41)			(0.53)
Diluted earnings (loss) per share	(0.27)	(0.41)			(0.53)

Other Comprehensive loss
Foreign currency translation adjustment	—	(9,558)			(9,558)
Foreign exchange loss on net investment hedge	—	2,916			2,916
Tax on foreign currency translation adjustment	—	(60)			(60)

Comprehensive loss	(8,247)	(45,419)	21,181		(32,485)

Comprehensive loss attributable to:
Shareholders of the Corporation	(8,247)	(43,838)	20,468		(31,617)
Non-controlling interests	—	(1,581)	713		(868)

TOTAL ENERGY SERVICES INC.

PRO FORMA CONSOLIDATED STATEMENT COMPREHENSIVE LOSS

Year ended December 31, 2015

In thousands of Canadian dollars, except per share amounts

(unaudited)

	Total Energy Services Inc.	Savanna Energy Services Corp.	Adjustments	Notes	Pro Forma Consolidated
Revenue	283,193	446,100			729,293

Cost of services	206,550	302,593			509,143
Selling, general and administration	27,975	43,277			71,252
Share-based compensation	1,375	(5)			1,370
Other income and expenses	—	(2,575)			(2,575)
Depreciation	27,488	111,999	(45,938)	3(b)	93,549

Results from (used in) operating activities	19,805	(9,189)	45,938		56,554

Gain on sale of property, plant and equipment	5,576	—			5,576
Impairment losses	—	(135,112)			(135,112)
Finance income	897	—			897
Finance costs	(9,728)	(17,860)	(1,300)	3(a)	(30,661)
			(1,773)	3(e)

Net income (loss) before income taxes	16,550	(162,161)	42,865		(102,746)

Current income tax expense (recovery)	6,906	(1,036)	—		5,870
Deferred income tax expense	989	18,976	11,500	3(c)	31,465

Total income tax (recovery) expense	7,895	17,940	11,500		37,335

Net income (loss) for the period	8,655	(180,101)	31,365		(140,081)

Net income (loss) attributable to:
Shareholders of the Corporation	8,655	(171,836)	29,853		(133,328)
Non-controlling interests	—	(8,265)	1,512		(6,753)

Earnings (loss) per share
Basic earnings (loss) per share	0.28	(1.90)			(2.85)
Diluted earnings (loss) per share	0.28	(1.90)			(2.85)

Other Comprehensive loss
Foreign currency translation adjustment	—	41,508			41,508
Foreign exchange loss on net investment hedge	—	(12,061)			(12,061)
Tax on foreign currency translation adjustment	—	857			857

Comprehensive loss	8,655	(149,797)	31,365		(109,777)

Comprehensive loss attributable to:
Shareholders of the Corporation	8,655	(141,532)	29,853		103,024
Non-controlling interests	—	(8,265)	1,512		6,753

TOTAL ENERGY SERVICES INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

As at and for the nine months ended September 30, 2016 and the year ended December 31, 2015

(unaudited)

1.	Basis of Presentation

The accompanying unaudited pro forma consolidated statement of financial position of Total Energy Services Inc. (“Total Energy” or the “Corporation”) as at September 30, 2016 and the unaudited pro forma consolidated statements of comprehensive loss for the nine months ended September 30, 2016 and the year ended December 31, 2015 (the “pro-forma statements”) have been prepared to reflect the Corporation’s offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Savanna Common Shares”) and stock options (“Savanna Options”) of Savanna Energy Services Corp. (“Savanna”) for consideration consisting of common shares (the “Common Shares”) of the Corporation:

•	Pursuant to the terms of the Offer, shareholders of Savanna will receive for each Savanna Common Share 0.1300 of a Common Share. The estimated number of Common Shares to be issued is 15,835,852. An estimated number of Common Shares assumed to be issued of 15,835,852 is based upon the assumption that there are 118,224,189 outstanding Savanna Common Shares (after closing of the Savanna Financings (as defined herein), as described below in note 2(d)) and the estimated 3,590,054 of in-the-money Savanna Options and nil in-the-money warrants to purchase Savanna Common Shares (“Savanna Warrants”), based on a closing price of the Savanna Common Shares of $2.09 on January 9, 2017. The estimated number of outstanding in-the-money Savanna PSUs convertible into Savanna Common Shares is assumed to be immaterial.

•	The estimated number of the in-the-money unexercised Savanna Options at the time of this Information Circular is 3,590,054. The estimated number of in-the-money Savanna Warrants at the time of this Information Circular is nil. Savanna Options can be exercised or surrendered prior to the Expiry Date of the Offer or, under the terms of the Offer, each in-the-money Savanna Option that has not been exercised or surrendered will result in the holder receiving a Savanna Common Share in the amount equal to the in-the-money amount of such Savanna Option immediately prior to the Expiry Date. It has been assumed none of the in-the money Savanna Options were exercised prior the date of the Offer.

•	The long-term debt and bank indebtedness will be assumed by the Corporation.

•	These unaudited pro-forma consolidated financial statements do not include adjustments for change of control provisions as it pertains to Savanna’s borrowings.

•	The acquisition under the Offer will be accounted for using the purchase method. These unaudited pro-forma consolidated financial statements were prepared on the basis that the Offer will be accepted by Savanna shareholders and the respective acquisition will be approved by the Shareholders of the Corporation and necessary regulatory approvals received. If these things do not occur, or if another condition of the Offer is not met, the results will be materially different.

The pro-forma statements have been prepared from information derived from, and should be read in conjunction with, the following:

•	the unaudited interim consolidated financial statements of the Corporation as at and for the nine months ended September 30, 2016 and the audited consolidated financial statements of the Corporation for the year ended December 31, 2015; and

•	the unaudited interim consolidated financial statements of Savanna as at and for the nine months ended September 30, 2016 and the audited consolidated financial statements of Savanna for the year ended December 31, 2015.

These unaudited pro forma consolidated financial statements have been prepared by Management of the Corporation in accordance with International Financial Reporting Standards (IFRS) and National Instrument 51-102 – Continuous Disclosure Obligations. The unaudited pro forma consolidated statement of financial position gives effect to the transactions and assumptions disclosed in note 2 as if they had occurred on September 30, 2016. The unaudited pro forma consolidated statements of comprehensive loss gives effect to the transactions and assumptions disclosed in note 3 as if they had occurred at January 1, 2015 for the nine months ended September 30, 2016 and as if they had occurred on January 1, 2015 for the year ended December 31, 2015.

The unaudited pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the events reflected therein had taken place on the dates indicated or of the results which may be obtained in the future. In preparing these unaudited pro forma consolidated financial statements, no adjustments have been made to reflect the expected operating synergies and administrative cost savings that could result from the operations and combined assets.

Except as otherwise indicated herein, the information concerning Savanna contained in this Information Circular, including in these unaudited pro-forma consolidated financial statements, has been taken from, or is based upon, publicly available information filed by Savanna with various Securities Regulatory Authorities in Canada and other public sources available as at January 9, 2017. Shareholders are cautioned that the information contained in these unaudited pro forma consolidated financial statements may be inconsistent with certain information concerning Savanna contained in Appendix B to this Information Circular, including the Consolidated Capitalization table, together with the notes thereto, contained therein. The Corporation has not requested a consent to use the audit report in respect of Savanna’s audited consolidated financial statements for the year ended December 31, 2015. As of the date of these unaudited pro-forma consolidated financial statements, the Corporation has not had access to the non-public books and records of Savanna and the Corporation is not in a position to independently assess or verify certain of the information in Savanna’s publicly filed documents, including its financial statements. Savanna has not reviewed these unaudited pro-forma consolidated financial statements and has not confirmed the accuracy and completeness of the information in respect of Savanna contained herein. While the Corporation has no reason to believe that such information is inaccurate or incomplete, the Corporation has no means of verifying the accuracy or completeness of any information contained herein that is derived from publicly available information regarding Savanna or whether there has been any failure by Savanna to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information. Neither the Corporation, nor any of the directors or officers of the Corporation, assumes any responsibility for the accuracy or completeness of such information or any failure by Savanna to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Corporation or such persons. Shareholders are cautioned to not place undue reliance on these unaudited pro forma consolidated financial statements.

Accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are in accordance with those disclosed in the Corporation’s audited consolidated financial statements as at and for the year ended December 31, 2015 and the Corporation’s unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2016.

In the opinion of Management, the unaudited pro forma consolidated financial statements include all material adjustments necessary for a fair presentation of the consolidated financial statements of the Corporation following the acceptance of the Offer by Savanna shareholders and completion of necessary arrangements.

2.	Pro Forma Consolidated Statement of Financial Position Assumptions and Adjustments

The unaudited pro-forma consolidated statement of financial position as at September 30, 2016 gives effect to the following assumptions and adjustments as if they occurred on September 30, 2016.

a)

The unaudited pro forma consolidated statement of financial position assumed completion of the Savanna Financings and the acceptance of the Offer by Savanna shareholders and completion of other necessary arrangements related to acceptance of the Offer. Under the terms of the Offer, shareholders of Savanna will receive for each of Savanna Common Share 0.1300 of a Common Share. The estimated number of Common Shares to be issued is 15,835,852 which is based upon the assumptions that there are 118,224,189 outstanding Savanna Common Shares (based on the directors’ circular of Savanna dated December 23, 2016 (the “Savanna Directors’ Circular”)) and 3,590,054 (estimated) in-the-money Savanna Options, which will be exercised for estimated proceeds of $5.9 million. For the purposes of the unaudited pro forma consolidated financial statements, management of the Corporation assumed that there are 3,590,054 (estimated) outstanding exercisable in-the-money Savanna Options, nil in-the-money Savanna Warrants and an immaterial number of in-the-money outstanding Savanna PSUs. The assumptions in respect of the number of Savanna Common Shares, Savanna Options, Savanna Warrants and Savanna PSUs noted above are as of January 9, 2017. The estimated dollar value of the Offer consideration assumed an ascribed price of $13.40 to the Common Shares based on the Corporation’s volume weighted average price of the Common Shares for the five trading days following November 23, 2016. The actual value of the consideration may differ materially from the estimate, based on the price of the Common Shares on the effective date of the completion of the Offer.

The closing of the Offer will result in approximately 46,755,852 Common Shares being issued and outstanding (as estimated at January 9, 2017) on a diluted basis in accordance with the assumptions outlined above as disclosed in note 3(d) below. The transaction under the Offer will be accounted for using the purchase method whereby the assets acquired and liabilities assumed are recorded at their fair values. The following table summarizes the estimated preliminary allocation of purchase price based on Management’s preliminary estimates of the fair value of Savanna’s assets and liabilities:

Cost of acquisition	$000
Total Common Shares issued	212,200

Allocation at estimated fair values:

Cash and cash equivalents	25,193
Accounts receivable	52,652
Inventory	6,669
Income taxes receivable	1,720
Prepaid expenses and deposits	3,716
Property, plant and equipment	403,066
Deferred tax asset	13,025
Accounts payable and accrued liabilities	(43,359)
Income taxes payable	(2,666)
Current portion of long term debt	(2,090)
Deferred revenue - long-term	(2,843)
Long-term debt	(230,619)
Obligations under finance leases	(2,402)
Non-controlling interest	(9,862)

212,200

The purchase price allocation has been determined from information that was available to the management of the Corporation at January 9, 2017, and is subject to change upon closing of the Offer. The allocation of the purchase price to the assets and liabilities of Savanna will be finalized after the Offer will be accepted by Savanna shareholders and all necessary proceedings completed as well as fair values of the assets and liabilities have been determined. The assessment of fair value of the non-controlling interest has not been completed at this time.

b)	Cash and cash equivalents was reduced by a total of $7.9 million for costs associated with the Offer. Costs associated with the Offer include estimated expenses of the Offer of $1.3 million and estimated expenses of $6.6 million for change of control payments to named officers of Savanna, as well as other estimated related costs. The $1.3 million of the expenses of the Offer will be expensed and are shown net of the tax impact at $1.0 million as a decrease to retained earnings. The change of control payments to named officers of Savanna and other estimated costs associated with the Offer have been applied against Savanna’s available cash and cash equivalents and included in the purchase price equation.

The costs associated with the Offer were increased for additional compensation awards to the named officers of Savanna and other estimated costs that were disclosed subsequent to the date of the Offer in the Savanna Directors’ Circular. Transaction costs do not include costs associated with the Offer incurred by Savanna. The costs associated with the Offer are estimated based on available information and might change if and when additional information becomes available.

c)	It is expected that the acquisition of Savanna Common Shares as proposed in the Offer will give rise to a deferred tax asset. Such deferred tax asset in not recognized in these unaudited pro forma consolidated financial statements due to uncertainty as to the probability of such asset utilization.

d)	On December 13, 2016, Savanna completed financing transactions (the “AIMCo Financings”) with Alberta Investment Management Corporation (“AIMCo”) providing for a $200 million second lien senior secured term loan facility (the “AIMCo Debt Facility”) and a private placement (the “AIMCo Private Placement”) of 13 million Savanna Common Shares at a price of $1.45 per Savanna Common Share for gross proceeds of $18.85 million. The initial draw on the AIMCo Debt Facility was $105 million with an interest rate of 7.15%. In conjunction with the funding of the AIMCo Debt Facility, Savanna issued 7 million Savanna Warrants to AIMCo, entitling AIMCo to acquire up to 7 million Savanna Common Shares at an exercise price of $2.50 per Savanna Common Share at any time prior to December 13, 2018.

On the same date, Savanna also closed a bought deal offering of Savanna Common Shares (the “Bought Deal Offering”). Pursuant to the Bought Deal Offering, Savanna issued 14.95 million Savanna Common Shares (including the issuance of 1.95 million Savanna Common Shares pursuant to the exercise of the over-allotment option in full) at a price of $1.45 per Savanna Common Share for gross proceeds of $21.68 million.

According to the final short form prospectus of Savanna dated December 5, 2016, Savanna secured a $17 million mortgage with the Business Development Bank of Canada (the “BDC Mortgage” and, collectively with the AIMCo Financings and the Bought Deal Offering, the “Savanna Financings”) on its operating facility in Leduc. The BDC Mortgage matures on December 31, 2041 and bears interest of 4.95%.

As described in the final short form prospectus of Savanna dated December 5, 2016, the proceeds of the Savanna Financings will be used as follows:

	Number of Savanna Common Shares	Price	$000
Gross proceeds pursuant to the Bought Deal Offering	13,000,000	1.45	18,850
Estimated costs of the Bought Deal Offering			(1,193)
Gross proceeds pursuant to the over-allotment option in connection with the Bought Deal Offering	1,950,000	1.45	2,828
Estimated costs of the exercise of the over-allotment option			(141)
Gross proceeds raised pursuant to the AIMCo Private
Placement	13,000,000	1.45	18,850
Costs in relation to the AIMCo Private Placement			(290)
Gross proceeds from the first draw on the AIMCo Debt facility			105,000
BDC Mortgage			17,000

Total estimated proceeds			160,904

Use of Proceeds
Repurchase of long-term debt – senior unsecured notes (at 101 % premium)			63,140
Repay revolving credit facility			78,234
General corporate purposes – cash			19,530

The transactions described above resulted in an increase in pro-forma cash and cash equivalents of $19.5 million, a decrease in pro-forma long-term debt of $16.9 million, a decrease of bank indebtedness of $1.9 million, an increase in Savanna share capital of $38.9 million and a decrease in pro-forma retained earnings of $0.6 million.

For the purposes of these unaudited pro forma consolidated financial statements, the value of the 7,000,000 warrants issued to AIMCo is assumed to be immaterial.

3.	Pro Forma Consolidated Statements of Comprehensive Loss Assumptions and Adjustments

a)	Increase to finance expenses to reflect the Offer costs as described in note 2(b) above.

b)	Depreciation has been adjusted to reflect the valuation of the Savanna property, plant and equipment. No adjustment for the difference in depreciation accounting policy was made, as information necessary to do so was not available.

c)	The deferred tax provision has been adjusted for the tax impact of the pro forma adjustments in the statements of comprehensive loss. These adjustments were made using the Corporation’s effective corporate tax rate of 26.83%.

d)	The calculation of net earnings (loss) per share of the Corporation has been based on the weighted average number of Common Shares issued and outstanding and the number of Common Shares to be issued to Savanna shareholders, as required to effect the Offer as disclosed in note 2(a).

e)	Finance expense has been adjusted to reflect the Savanna Financings described in note 2(d)

The per share calculations are as follows:

Common Shares Outstanding at September 30, 2016	Common Shares
Common Shares issued and outstanding, prior to the Offer	30,940,000
Estimated Common Shares issued on the acquisition of Savanna	15,835,852

Common Shares outstanding, on a pro forma basis	46,775,852

Dilutive effect of Corporation stock options	—

Diluted Common Shares outstanding, on a pro-forma basis	46,775,852

Weighted Average Common Shares Outstanding for the nine months ended September 30, 2016	Common Shares
Weighted average Common shares issued and outstanding, prior to the Offer	30,978,000
Estimated Common Shares issued on the acquisition of Savanna	15,835,852

Basic weighted average Common Shares outstanding, on a pro forma basis	46,813,852

Dilutive effect of Corporation stock options	—

Diluted weighted average Common Shares outstanding, on a pro-forma basis	46,813,852

Weighted Average Common Shares Outstanding for the year ended December 31, 2015	Common Shares
Weighted average Common shares issued and outstanding, prior to the Offer	31,000,058
Estimated Common Shares issued on the acquisition of Savanna	15,835,852

Basic Weighted average Common Shares outstanding, on a pro forma basis	46,835,910

Dilutive effect of Corporation stock options	—

Diluted weighted average Common Shares outstanding, on a pro-forma basis	46,835,910

APPENDIX D

TOTAL ENERGY SERVICES INC.

GLOSSARY

In this document, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings set out below:

“ABCA” means the Business Corporations Act (Alberta), and the regulations thereunder, as amended from time to time;

“Affiliate” or “Affiliates” includes, in relation to a body corporate, any other corporation that is considered an affiliated corporation of that body corporate for purposes of the ABCA and otherwise includes, in relation to a person, any other person that constitutes an affiliate of the first person for purposes of NI 62-104, and, unless the context requires otherwise, “Affiliate” or “Affiliates”, when used in relation to Savanna, includes all general and limited partnerships in which Savanna has a direct or indirect ownership interest, including a minority interest;

“AIF” means the annual information form of the Corporation dated March 10, 2016 for the year ended December 31, 2015;

“Annual MD&A” means the management’s discussion and analysis of the Corporation of results of operations and financial condition for the year ended December 31, 2015;

“Bid Circular” means the take-over bid circular accompanying the Offer and forming a part thereof, including Annex A appended thereto;

“Board of Directors” means the Board of Directors of the Corporation;

“Compulsory Acquisition” means the acquisition of the remainder of the Savanna Common Shares not deposited under the Offer by way of amalgamation, statutory arrangement, capital reorganization or other transaction (as determined by the Corporation) involving Savanna and the Corporation or an Affiliate of the Corporation if, within 120 days after the Expiry Date, the Offer is accepted by Savanna Common Shareholders who hold not less than 90% of the Savanna Common Shares (calculated on a diluted basis, including exercisable or exchangeable Savanna Convertible Securities);

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means Total Energy Services Inc., a body corporate incorporated under the ABCA;

“Exchange Ratio” means the ratio at which Savanna Common Shares are to be exchanged for Common Shares under the Offer, being 0.1300 of an Common Share for each Savanna Common Share (but which may be higher than 0.1300 in the event that the Board of Directors determines to amend such ratio in response to an alternative bid or other proposed transaction involving the acquisition of Savanna Common Shares by a third party);

“Expiry Date” means the date on which the Expiry Time occurs;

“Expiry Time” means 11:59 p.m. (Pacific Time) on March 24, 2017, unless the Offer is accelerated or extended by the Corporation;

“Fidelity” means one or more of the entities defined as “Fidelity” in the Fidelity Corporation Early Warning Report and the Fidelity Savanna Early Warning Report;

“fully-diluted basis” means, with respect to the number of Savanna Common Shares at any time, the number of Savanna Common Shares that would be outstanding assuming all Options, PSUs, RSUs, DSUs and any other rights to receive Savanna Common Shares outstanding at that time (whether or not yet exercisable or convertible) have been exercised or converted in accordance with their terms as publicly disclosed by Savanna;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Informed Person” means a director or executive officer of the Corporation, a director or executive officer of a person or company that is itself an “Informed Person” or subsidiary of the Corporation and any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation or who exercises control or direction over voting securities of the Corporation or a combination of both carrying more than 10% of the voting rights attached to all outstanding Common Shares;

“Interested Common Shareholders” means any Common Shareholder who would be excluded from voting as part of the minority in any Subsequent Acquisition Transaction relating to the Savanna Common Shares pursuant to Part 8 of MI 61-101;

“Interim MD&A” means the management’s discussion and analysis of the Corporation of results of operations and financial condition for the three and nine month periods ended September 30, 2016;

“Issuance Resolution” means the ordinary resolution of the Shareholders approving the issuance of up to an aggregate of 30,920,000 Common Shares to the Savanna Common Shareholders in connection with the Offer, the full text of which is set out in Appendix A to the Information Circular to which this Appendix is attached;

“Law(s)” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to a person, means such Laws as are applicable to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the person or its business, undertaking, property or securities;

“Locked-Up Shareholders” means, collectively, Franklin Templeton Investments Corp., Invesco Canada Ltd. and Foyston, Gordon and Payne, Inc.;

“Lock-Up Agreements” means the support agreements, dated November 29, 2016, between the Corporation and each of the Locked-Up Shareholders, pursuant to which, among other things, the Locked-Up Shareholders have agreed to tender their Savanna Common Shares to the Offer;

“Material Adverse Change” means any event, circumstance, change, development, occurrence or state of facts (a) affecting the business, assets, operations, prospects, capitalization, properties, condition (financial or otherwise), equity or debt ownership, results of operations, cash flows, articles, by-laws, licenses, permits, rights or privileges or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of Savanna or any of its Subsidiaries, which, when considered either individually or in the aggregate, is or may be materially adverse to Savanna or, where applicable, the Corporation, or (b) which, when considered either individually or in the aggregate, would be expected to reduce the anticipated economic value to the Corporation of the acquisition of the Savanna Common Shares or make it inadvisable for or impair the ability of the Corporation to proceed with the Offer and/or to take-up and pay for Savanna Common Shares deposited under the Offer and/or acquire Savanna Common Shares under any Compulsory Acquisition or Subsequent Acquisition Transaction or which, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would be materially adverse to the Corporation or any of its Affiliates or which would limit, restrict or impose limitations or conditions on the ability of the Corporation to own, operate or control any material portion of the business or assets of Savanna or its Subsidiaries or would compel the Corporation or any of its Affiliates to dispose of, or hold separate, any material portion of the business or assets of Savanna or any of its Subsidiaries or would compel the Corporation or any of its Affiliates to dispose of, or hold separate, any material portion of the business or assets of the Corporation or any of its Affiliates;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Offer” means the offer made by the Corporation, on December 9, 2016, to purchase all of the issued and outstanding Savanna Common Shares, including any Savanna Common Shares that may become issued and outstanding (including upon the exercise, exchange or conversion of any Savanna Convertible Securities) after December 9, 2016 but before the Expiry Time, as amended or varied from time to time;

“Offer and Bid Circular” means, together the Offer and the Bid Circular and including all appendices thereto, as amended or varied from time to time;

“person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Replacement Financing” has the meaning ascribed thereto in “Matters to be Considered at the Meeting – Issuance Resolution – Savanna Energy Services Corp. – Change of Control Obligations” in the Information Circular;

“Savanna” means Savanna Energy Services Corp., a body corporate incorporated under the ABCA;

“Savanna Common Shareholder” or “Savanna Common Shareholders” means a holder or holders of Savanna Common Shares;

“Savanna Common Shares” means the issued and outstanding common shares of Savanna, and unless the context requires otherwise, includes common shares of Savanna issuable on the exercise, exchange or conversion of Savanna Convertible Securities;

“Savanna Convertible Securities” means all securities convertible into, or exchangeable or exercisable for, Savanna Common Shares or otherwise evidencing a right to acquire any Savanna Common Shares or other securities of Savanna and including, without limitation, Savanna Options, Savanna DSUs, Savanna PSUs and Savanna RSUs;

“Savanna DSU” means a deferred common share unit award of Savanna granted under the Savanna DSU Plan;

“Savanna DSU Plan” means the deferred common share unit plan of Savanna;

“Savanna Incentive Plans” means, collectively, the Savanna DSU Plan, the Savanna PSU Plan, the Savanna RSU Plan and the Savanna Stock Option Plan;

“Savanna Options” means the options to acquire Savanna Common Shares granted pursuant to the Savanna Stock Option Plan;

“Savanna PSU” means a performance common share unit award of Savanna granted under the PSU Plan;

“Savanna PSU Plan” means the performance share unit plan of Savanna;

“Savanna RSU” means a restricted common share unit award of Savanna granted under the RSU Plan;

“Savanna RSU Plan” means the restricted common share unit award plan of Savanna;

“Savanna Stock Option Plan” means the stock option plan of Savanna;

“Securities Act” means the Securities Act (Alberta);

“Securities Laws” means the Securities Act and all other applicable securities Laws, including, unless otherwise noted, U.S. securities laws;

“Securities Regulatory Authorities” means the applicable securities commission or regulatory authority in each province and territory of Canada;

“SEDAR” means the System for Electronic Document Analysis and Retrieval, a filing system developed for the Securities Regulatory Authorities and accessible at www.sedar.com;

“Subsequent Acquisition Transaction” means the acquisition of the remainder of the Savanna Common Shares not deposited under the Offer by way of amalgamation, statutory arrangement, capital reorganization or other transaction (as determined by the Corporation) involving Savanna and the Corporation or an Affiliate of the Corporation if, within 120 days after the Expiry Date:

(a)	the Offer is accepted by Savanna Common Shareholders who hold less than 90% of the Savanna Common Shares (calculated on a diluted basis, including exercisable or exchangeable Savanna Convertible Securities);

(b)	the right of Compulsory Acquisition above is not available to the Corporation for any other reason, or

(c)	the Corporation chooses not to avail itself of the right of Compulsory Acquisition;

“Subsidiary” means, in relation to a person, another person that is controlled directly or indirectly by that first person, and includes a Subsidiary of a Subsidiary. For the purposes of this definition, a person (the first person) is deemed to control another person (the second person) if:

(a)	the first person, directly or indirectly, beneficially owns or exercises control or direction (including, without limitation, by way of agreement or arrangement) over securities of the second person carrying votes which, if exercised, taking into account any rights of the first person under such agreement or arrangement, as applicable, would entitle the first person to elect or direct or cause the election of a majority of the directors or trustees, as applicable, of the second person, unless that first person holds the voting securities only to secure an obligation;

(b)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or

(c)	the second person is a limited partnership and the general partner of the limited partnership is the first person;

(d)	and, for greater certainty, a person (the first person) who controls another person (the second person) also controls all persons that the second person controls. In addition, in respect of Savanna, unless the context requires otherwise, “Subsidiary” includes any general or limited partnership in which Savanna has a direct or indirect ownership interest, including a minority interest; and

“TSX” means the Toronto Stock Exchange.

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